Exhibit (a)(1)(A)

Offer to Purchase for Cash
by

CARE INVESTMENT TRUST INC.
Up to All Outstanding Shares of Its Common Stock
at a Purchase Price of $9.00 Per Share

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 P.M., NEW YORK TIME, ON FRIDAY, AUGUST 13, 2010, UNLESS THE TENDER OFFER IS EXTENDED. FOR PURPOSES OF THIS OFFER TO PURCHASE, ANY REFERENCE TO TIME ON ANY PARTICULAR DAY SHALL MEAN NEW YORK TIME ON SUCH DAY.

This tender offer is being made in connection with a purchase and sale agreement (the “Purchase Agreement”) entered into by and among Care Investment Trust Inc., a Maryland corporation (“Care,” “we,” “us,” “our” or the “company”) and Tiptree Financial Partners, L.P., a Delaware limited partnership (“Tiptree”) on March 16, 2010 providing for a combination of an equity investment by Tiptree in newly issued common stock of the company at $9.00 per share and a tender offer by the company for up to all outstanding shares of our common stock also for $9.00 per share. Pursuant to the terms of the Purchase Agreement, after the closing of this tender offer, expected to occur on August 13, 2010, Care will issue, and Tiptree will purchase (the “Tiptree Share Purchase”), a minimum of 4,445,000 newly issued shares of the company’s common stock, par value $0.001 per share (the “common stock” or “shares”), subject to upward adjustment (a) if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, by a number of shares equal to the difference between the actual number of shares tendered (and not withdrawn) in the tender offer and 18,000,000 in order to fund the purchase of shares by the company in the tender offer or (b) at the election of Tiptree, if fewer than 16,500,000 shares are tendered in the tender offer, in order to give Tiptree ownership of up to 53.4% of the shares of the company’s common stock on a fully-diluted basis after taking into account the shares tendered by the stockholders to the company in the tender offer.

Tiptree may be deemed to be a co-bidder with us with respect to this tender offer. Accordingly, we are including information about Tiptree in this Offer to Purchase.

Under the terms of the Purchase Agreement, we agreed to commence the tender offer described in this Offer to Purchase within ten (10) business days after the date on which the proxy statement for the special meeting of stockholders was mailed to stockholders to seek approval for (i) the Tiptree Share Purchase, (ii) the abandonment of the plan of liquidation approved by the stockholders at a special meeting on January 28, 2010 in favor of the Tiptree Share Purchase and (iii) an amendment to the company’s amended and restated articles of incorporation (“charter”) to permit the Tiptree Share Purchase. See “Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.”

In accordance with the terms of the Purchase Agreement, Care is offering to purchase up to all outstanding shares of its common stock, or such lesser number of shares as is properly tendered and not properly withdrawn, at a price of $9.00 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest. Care’s offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials, which together, as each may be amended or supplemented from time to time, constitute the tender offer.

A special committee, consisting of a subset of the board of directors, has determined that the Tiptree Share Purchase and the tender offer (collectively referred to herein as the “Tiptree Transaction”) are both substantively and procedurally fair to Care’s stockholders, including those stockholders who are not considered “affiliated” with Care as such term is defined under the federal securities laws (or the “unaffiliated stockholders”) and the price per share to be paid by Tiptree in the Tiptree Share Purchase and the price per share to be paid in the tender offer (sometimes collectively referred to herein as the “Tiptree Transaction”) are both fair to Care’s stockholders, including Care’s unaffiliated stockholders. CIT Group Inc., the parent of our external manager, CIT Healthcare LLC, controls approximately 37% of our common stock and has indicated to us that it intends to tender all of the 7,589,040 shares that it owns into the tender offer. In addition, our directors and executive officers have advised us that, depending on financial planning and tax considerations, they may tender all or some of their common stock in the tender offer.

At the time of this tender offer, Care had approximately 93 record holders and approximately 1,372 beneficial holders. Due to its low number of record stockholders, Care is currently eligible to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and cease filing periodic reports with the Securities and Exchange Commission (“SEC”). Under the stockholder distribution requirements contained in the continuing listing rules of the New York Stock Exchange (“NYSE”), Care is required to have a minimum of 400 stockholders. Under the Purchase Agreement, Tiptree has represented to us that it intends to maintain the company’s NYSE listing from and after the closing, and has covenanted to use commercially reasonable efforts to maintain the company’s NYSE listing for a period of one year following completion of the Tiptree Transaction. However, notwithstanding Tiptree’s representation and covenant in the Purchase Agreement, depending upon the success of the tender offer, the company’s stockholder numbers may fall below the numbers required under the continuing listing rules of the NYSE or the company may fail to continue to meet any of the other requirements for continued listing. As a result, we cannot ensure that, as a result of the tender offer, the NYSE will not involuntarily delist the company for falling below the minimum shareholder requirements under its continuing listing rules. If an involuntary delisting were to occur, Care may choose to list on another exchange or on the OTC Bulletin Board which would likely result in lower trading volume and less liquidity.

Upon the terms and subject to the conditions of the tender offer, we will purchase shares properly tendered and not properly withdrawn in the tender offer. All shares we acquire in the tender offer will be acquired at the same purchase price. We will return shares tendered and not purchased in the tender offer at our expense promptly following the expiration of the tender offer. See “The Tender Offer — Procedures for Tendering Shares.”

THE TENDER OFFER IS CONDITIONED ON THERE HAVING BEEN PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE TENDER OFFER AT LEAST 10,300,000 SHARES OF OUR COMMON STOCK, AS WELL AS CERTAIN OTHER CONDITIONS. SEE “THE TENDER OFFER — CONDITIONS OF THE TENDER OFFER.”

Our shares trade on the NYSE under the symbol “CRE.” On March 15, 2010, the last trading day prior to the public announcement of the execution of the Purchase Agreement with Tiptree, the closing price of our shares as reported by NYSE was $8.36 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See “The Tender Offer — Price Range of Shares; Dividends, Prior Stock Purchases.”

OUR BOARD OF DIRECTORS, ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE, NOR ANY MEMBER OF OUR SPECIAL COMMITTEE OR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE “SPECIAL FACTORS — REASONS FOR THE TIPTREE TRANSACTION; CERTAIN EFFECTS OF THE TIPTREE TRANSACTION” AND “THE TENDER OFFER — CERTAIN INFORMATION CONCERNING THE COMPANY.” YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL, LEGAL AND TAX ADVISORS.

Neither the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, you should contact BNY Mellon Shareowner Services, the Information Agent for the tender offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials, you should contact BNY Mellon Shareowner Services.

The Information Agent for the Tender Offer is:

BNY Mellon Shareowner Services

July 15, 2010

IMPORTANT

If you want to tender all or a portion of your shares, you must do one of the following before the tender offer expires at 12:00 p.m., New York time, on August 13, 2010, unless the tender offer is extended as provided in this Offer to Purchase (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the “Expiration Time”):

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

•	if you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the tender offer;

•	if you hold shares in uncertificated form through our Direct Registration System (“DRS”) and wish to tender any of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal; and

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, you must tender your shares according to the procedure for book-entry transfer described in “The Tender Offer — Procedures for Tendering Shares.”

STOCKHOLDERS WILL NOT BE PERMITTED TO TENDER THEIR COMMON STOCK THROUGH “GUARANTEED DELIVERY.” See “The Tender Offer — Procedures for Tendering Shares.”

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL. See “The Tender Offer — Procedures for Tendering Shares.”

Questions and requests for assistance may be directed to BNY Mellon Shareowner Services, the Information Agent for the tender offer, at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials may be directed to the Information Agent.

We are not making this tender offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this tender offer to stockholders in any such jurisdiction.

Neither we nor any member of our special committee or board of directors, our executive officers, the Information Agent or the Depositary has authorized any person to make any recommendation on our or their behalf as to whether you should tender or refrain from tendering your shares in the tender offer. You should rely only on the information contained in this Offer to Purchase or in documents incorporated by reference or to which we have referred you. We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in or incorporated by reference into this Offer to Purchase, the accompanying Letter of Transmittal and other related materials. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, any member of our special committee or board of directors, any executive officer, the Information Agent or the Depositary.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference contain certain forward-looking statements. Such statements include, but are not limited to: (a) projections of revenues, expenses, income or loss, earnings or loss per share, cash flow projections or other financial items; (b) statements of our plans and objectives; (c) statements of future economic performance; and (d) statements of assumptions underlying such statements. We generally use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “outlook,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “to be,” “upcoming,” “will” and other similar expressions to help identify forward-looking statements. These forward-looking statements are subject to business and economic risk, reflect management’s current expectations, estimates and projections about our business, and are inherently uncertain and difficult to predict. Our actual results could differ materially.

Factors that could cause actual future results to differ materially from those expressed in the forward-looking statements set forth in this Offer to Purchase and the documents incorporated herein by reference include, but are not limited to, the completion of the Tiptree Transaction, including tender offer, the number of shares tendered and the number of shares purchased by Tiptree pursuant to the Purchase Agreement, continued listing on the NYSE, fluctuations in the market value of the shares, Care’s success in executing planned strategies, external management by TREIT Management, availability of qualified personnel, uncertainties regarding our ability to continue to qualify as a REIT, increased rates of default and/or decreased recovery rates on our investments, uncertainties relating to our asset portfolio, uncertainties relating to our operations, uncertainties relating to domestic and international economic and political conditions, uncertainties regarding the impact of regulations, changes in government policy and industry competition, and other risks detailed from time to time in our reports filed with the SEC.

The forward-looking statements contained herein speak only as of the date on which they were made, and we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this Offer to Purchase, except as required by applicable law.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the accompanying Letter of Transmittal and other related materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the information discussed in this term sheet.

Who is offering to purchase my shares?

Care Investment Trust Inc., a Maryland corporation, is offering to purchase up to all of its outstanding common stock. See “The Tender Offer — Number of Shares, Purchase Price.” Under the federal securities laws, Tiptree may be deemed to be a “co-bidder” in the tender offer.

Why is Care conducting this tender offer?

On March 16, 2010, Care and Tiptree entered into the Purchase Agreement which provides that Care will issue, and Tiptree will purchase, a minimum of 4,445,000 newly issued shares of common stock, and may purchase additional newly issued shares depending on the total number of shares tendered (and not withdrawn) in this tender offer, for a purchase price of $9.00 per share. The proceeds from the issuance and sale of shares to Tiptree, combined with cash on hand, will be used to fund a tender offer for up to all of our outstanding common stock at the same price being paid by Tiptree for our common stock, $9.00 per share. On March 15, 2010, the last trading day prior to the public announcement of the execution of the Purchase Agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share.

A special committee, consisting of a subset of the board of directors, has determined the price per share to be paid by Tiptree in the Tiptree Share Purchase and the price per share to be paid in the tender offer (collectively referred to herein as the “Tiptree Transaction”) are both fair to Care’s stockholders, including Care’s unaffiliated stockholders. Our special committee and board of directors believe that the tender offer provides an opportunity to all of our stockholders to sell all or a portion of their shares of common stock at a premium to the trading price of Care’s common stock on the last trading day prior to the public announcement of the execution of the Purchase Agreement and at a premium to the price range estimated to be received under our previously approved plan of liquidation, which we intend to abandon (subject to stockholder approval) if the Tiptree Transaction is completed. Our stockholders also have the option not to participate in the tender offer if they choose to continue their investment in the company under the new management to be provided by an affiliate of Tiptree after a 60-day transition period.

See “Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.”

Who are Tiptree and TREIT Management?

Formed in 2007, Tiptree is a diversified financial services holding company that primarily focuses on the acquisition of majority control equity interests in financial businesses. Tiptree’s objective is to acquire financial services firms with strong business models and predictable economics that have capital needs or whose shareholders would benefit from a strategic partner and liquidity. Tiptree’s business plan is to be a well-capitalized, stable, majority owner and strategic partner for a diversified, independently managed group of financial services firms for which Tiptree’s access to capital and financial expertise can facilitate creating a stronger business. Tiptree’s primary focus is on five sectors of financial services: insurance, tax exempt finance, real estate, corporate loans and banking and specialty finance. Tiptree’s holdings include a structured corporate loan portfolio and Muni Funding Company of America, LLC, a municipal finance company. In June 2010, Tiptree acquired PFG Holdings, Inc., which develops and administers private placement insurance and annuities for ultra-high net worth and institutional clients. Tiptree is owned by a small group of investors, consisting primarily of major financial institutions. Tiptree is externally managed by Tiptree Capital Management, LLC (“Tiptree Capital”) and we will be advised at least in part by TREIT Management, LLC (“TREIT Management”), an affiliate of Tiptree Capital, following the consummation of the Tiptree Share Purchase and after a 60-day transition period. We also intend to internalize certain functions by hiring employees to provide accounting, financial, investment or other services.

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TREIT Management and Tiptree Capital are wholly-owned subsidiaries of Tricadia Holdings, L.P., an asset management firm founded in 2003 by Michael Barnes and Arif Inayatullah. Tricadia Holdings, L.P. is based in New York, New York and has approximately $5 billion in assets under management and employs approximately 50 professionals.

See “The Tender Offer — Certain Information Concerning Tiptree.”

How many shares will Care purchase?

We are offering to purchase up to all of our outstanding common stock in the tender offer or such lesser number of shares as are properly tendered and not properly withdrawn. The tender offer is conditioned on there having been properly tendered and not withdrawn prior to the expiration of the tender offer at least 10,300,000 shares of our common stock, as well as certain other conditions. See “The Tender Offer — Conditions of the Tender Offer.”

What is the purchase price for the shares and what will be the form of payment?

We will pay $9.00, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, for each share of common stock we purchase pursuant to the tender offer. All shares purchased will be purchased at this price. We will not offer, and we will not pay, different prices to different stockholders in the tender offer. If we purchase your shares in the tender offer, we will pay you the purchase price in cash, without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See “The Tender Offer — Number of Shares; Purchase Price.”

Can I sell my shares outside the tender offer?

Yes. Care stockholders are not required to participate in the tender offer. On March 15, 2010, the last trading day prior to the public announcement of the execution of the Purchase Agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share. If you wish to sell your shares, you may be able to obtain a higher price by selling your shares in the open market or other means outside the tender offer. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares in the tender offer.

The commencement of the tender offer will not prohibit our stockholders, including our directors, officers and other individuals affiliated with the company, from selling shares in the open market or by other means outside the tender offer, including during the period of the tender offer.

When will Care pay me for the shares I tender?

We will pay the purchase price of $9.00 per share net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time and the acceptance of the shares for payment. We will announce the results of the tender offer as promptly as practicable after the Expiration Time. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, BNY Mellon Shareowners Services, promptly after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See “The Tender Offer — Number of Shares; Purchase Price” and “The Tender Offer — Purchase of Shares and Payment of Purchase Price.”

How will Care pay for the shares?

We expect to fund the purchase of shares pursuant to the tender offer and the related fees and expenses from available cash on hand and from the proceeds of the issuance and sale of shares to Tiptree. We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses. See “The Tender Offer — Source and Amount of Funds.” We will not complete the tender offer if Tiptree does not fund the purchase of the shares being issued and sold to Tiptree pursuant to the Purchase Agreement.

Tiptree has sufficient unencumbered cash, net of short-term accruals and liabilities, to complete the share issuance, which requires it to deposit $60,430,932 in escrow. As of May 31, 2010, Tiptree had $100.8 million of unencumbered cash and $4.9 million of short-term accruals and liabilities recorded on its balance sheet.

Based on Tiptree’s anticipated business activities and expenses through to the closing date of the share purchase, Tiptree will continue to have from May 31, 2010 through the date immediately prior to closing date of the share purchase, access to sufficient cash and funds to enable it to fund its escrow deposit in full.

How long do I have to tender my shares?

You may tender your shares until the tender offer expires. The tender offer will expire on August 13, 2010, at 12:00 p.m. New York time, unless we extend it (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the “Expiration Time”). See “The Tender Offer — Number of Shares; Purchase Price.” If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline, for administrative reasons, for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend the tender offer at any time and for any reason, subject to applicable laws and subject to the terms of the Purchase Agreement. See “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.” We cannot assure you, however, that we will extend the tender offer or indicate the length of any extension that we may provide. If we extend the tender offer, we will delay the acceptance for payment of any shares that have been tendered. See “The Tender Offer — Conditions of the Tender Offer” and “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.”

How will I be notified if Care extends the tender offer or amends the terms of the tender offer?

If we decide to extend the tender offer, we will issue a press release no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled Expiration Time. We will announce any amendment to the tender offer by making a public announcement of the amendment. See “The Tender Offer — Extension of the Tender Offer; Termination; Amendment.”

Are there any conditions to the tender offer?

Yes. Based on our cash on hand as of March 31, 2010, if more than 15,100,000 shares are tendered in the tender offer, we will need to use some or all of the proceeds from the issuance of shares to Tiptree to purchase such additional tendered shares. As a result, one of the conditions to our obligation to accept and pay for the shares in the tender offer is the deposit by Tiptree of the maximum purchase price for the shares to be issued to it into escrow. Tiptree is contractually obligated, pursuant to the terms of the Purchase Agreement, to deposit the funds into escrow subject only to certain customary conditions, including conditions that provide Tiptree with comfort that the tender offer will close and permit it to obtain the minimum ownership interest in Care that it seeks. Tiptree has represented to Care under the Purchase Agreement, and demonstrated through financial statements, that it has sufficient cash to deposit the required funds into escrow. See “The Tender Offer — Source and Amount of Funds.”

Care’s obligation to accept for payment and pay for your tendered shares depends upon the satisfaction or waiver of the following conditions set forth in the Purchase Agreement, each of which must be satisfied or, subject to the requirements of the Purchase Agreement, waived by Care prior to the Expiration Time (as such date may be extended as provided in this Offer to Purchase):

•	a minimum of 10,300,000 shares of our company common stock shall have been validly tendered (and not withdrawn) in the tender offer; (Condition 1, and also referred to as the “minimum condition”)

•	Tiptree must have delivered $60,430,932 and a joint written direction to the escrow agent; (Condition 2)

•	our stockholders must have approved, at the special meeting of stockholders to be held on August 13, 2010, (i) the issuance of shares to Tiptree pursuant to the Purchase Agreement, (ii) the abandonment of the plan of liquidation approved by the stockholders at a special meeting on January 28, 2010 in favor of the Tiptree Share Purchase and (iii) an amendment to the company’s charter to permit the Tiptree Share Purchase pursuant to the Purchase Agreement; (Condition 3)

•	there must be no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction that prevents the consummation of the transaction that remains in effect; (Condition 4)

•	there must be no statute, rule, regulation or order enacted, entered or enforced which prevents or prohibits the consummation of the transaction that remains in effect; (Condition 5)

•	any applicable waiting period under the HSR Act, shall have expired or been terminated and any approvals and consents required to be obtained under the antitrust laws before the transaction can be consummated shall have been obtained; (Condition 6)

•	Tiptree’s representations and warranties contained in the Purchase Agreement must be true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise comply, in all material respects, with the terms and conditions of the Purchase Agreement; (Condition 7)

•	each of the covenants and obligations that Tiptree is required to perform or to comply with pursuant to the Purchase Agreement at or prior to the date that the company accepts for payment all of the shares of company common stock validly tendered pursuant to the tender offer shall have been duly performed or complied with in all respects, except to the extent the non-performance thereof would not be material to the transaction; (Condition 8)

•	each of Tiptree and the company must have obtained certain required consents; (Condition 9)

•	the escrow agreement, entered into by and among Care, Tiptree and BNY Shareowner Services, in its capacity as escrow agent, must be in full force and effect; and (Condition 10)

•	since March 16, 2010, there must not have occurred an event or development that has had or would reasonably be expected to have a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the Purchase Agreement. (Condition 11)

Upon acceptance by Care for payment of the shares validly tendered (and not withdrawn) in the tender offer, Care must issue to Tiptree the shares required to be sold to it under the Purchase Agreement.

The obligation of Tiptree to deposit $60,430,932 with the escrow agent is subject to the satisfaction (or waiver by Tiptree) at or prior to the time such deposit is required of each of the following conditions:

•	our representations and warranties contained in the Purchase Agreement are true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to have any effect that is material and adverse to the assets, business, results of operations or financial condition of the company and its subsidiaries taken as a whole or that prevents or materially delays or materially impairs the ability of the company to consummate the transaction subject to certain exceptions set forth in the Purchase Agreement (a “Company Material Adverse Effect”);

•	we must have performed or complied with each of our covenants and obligations that we are required to perform or comply with pursuant to the Purchase Agreement at or prior to the time that such deposit is required, except to the extent the non-performance thereof would not be material to the transaction or result in a Company Material Adverse Effect;

•	the registration rights agreement, entered into by and between Care and Tiptree, and the escrow agreement entered into among Care, Tiptree and BNY Mellon Shareowner Services must be in full force and effect;

•	between March 16, 2010 and the time that such deposit is required, there must not have occurred any change, event or development that has had or would reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect;

•	at least three (3) members of our board of directors must have resigned and the resulting vacancies shall have been filled with candidates acceptable to Tiptree effective as of the consummation of the share issuance;

•	Tiptree shall have received a legal opinion stating that the shares, when issued, will be duly authorized, fully paid, validly issued and non-assessable and that the shares, when issued, will not have been issued in violation of any preemptive rights;

•	there must be no restraining order, preliminary or permanent injunction, or other order issued, enacted or entered by any governmental entity of competent jurisdiction that prevents the consummation of the transaction and that remains in effect at the time such deposit is required;

•	we must provide Tiptree with a certificate of a duly authorized officer of the company certifying to certain of the foregoing conditions having been satisfied;

•	a minimum of 10,300,000 shares of our company common stock shall have been tendered (and not withdrawn) in the tender offer as of 9:00 a.m. on any date on which the tender offer is scheduled to expire; and

•	the conditions denoted as Conditions 3-11 above with respect to the tender offer must have been satisfied or waived by Care, subject to the requirements of the Purchase Agreement.

Once the deposit by Tiptree of $60,430,932 is made into escrow, the only condition to Tiptree’s obligation to purchase the shares to be issued to it is that Care has accepted for payment all shares validly tendered (and not withdrawn) without waiver or modification of the minimum condition.

As of the date of this Offer to Purchase, the required consents and government approvals have either been obtained or are otherwise not applicable.

See “The Tender Offer — Conditions of the Tender Offer” for additional information regarding the conditions of the tender offer.

How do I tender my shares?

If you want to tender all or a portion of your shares, you must do one of the following before the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact the nominee and request that the nominee tender your shares for you;

•	if you hold certificates in your own name, you must complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to BNY Mellon Shareowner Services, the Depositary for the tender offer;

•	if you hold shares in uncertificated form through our DRS and wish to tender any of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal; and

•	if you are an institution participating in the Book-Entry Transfer Facility, you must tender your shares according to the procedure for book-entry transfer described in “The Tender Offer — Procedures for Tendering Shares.”

THE COMPANY WILL NOT ACCEPT TENDERS MADE BY “GUARANTEED DELIVERY.” See “The Tender Offer — Procedures for Tendering Shares.”

You may contact the Information Agent or your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See “The Tender Offer — Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.

How do participants in our Direct Registration System participate in the tender offer?

If you hold shares in uncertificated form through our DRS and wish to tender some or all of the shares attributed to your account under the DRS, you must so indicate on the Letter of Transmittal and follow the procedures outlined in the Letter of Transmittal. See Instruction 12 of the Letter of Transmittal.

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Once I have tendered shares in the tender offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Time. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after the Expiration Time. See “The Tender Offer — Withdrawal Rights.”

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in “The Tender Offer — Procedures for Tendering Shares.” See “The Tender Offer — Withdrawal Rights.”

Who is on Care’s special committee and why was the special committee formed?

On July 14, 2008, our board formed a special committee of Gerald E. Bisbee, Jr., PhD., Kirk E. Gorman and Karen P. Robards, each of whom qualified as an “independent director” under the rules of the NYSE and the company’s own independence definition. The special committee was authorized and empowered to, among other things, pursue, review, evaluate, consider and negotiate with any potentially interested parties the terms of any strategic transaction with the company and make a recommendation to the board with respect to such strategic transactions. Flint D. Besecker, our current chairman, was later appointed to the special committee in October 2008, and Mr. Gorman resigned from the special committee and our board of directors in October 2009, due to time constraints resulting from his other business commitments. Until May 2008, Mr. Besecker was the President of CIT Healthcare, our external manager. Upon his appointment to the special committee, the board determined that Mr. Besecker had no affiliation or economic interest in either CIT Healthcare or any of the potential bidders for our company.

Has Care, its special committee or its board of directors adopted a position on the Tiptree Transaction?

Our special committee and our board of directors have each unanimously approved the Tiptree Transaction. The special committee has determined that the Tiptree Transaction is substantively and procedurally fair to our stockholders, including our unaffiliated stockholders, and the price to be paid by Tiptree in the stock issuance and the price to be paid to our stockholders in the tender offer are both fair from a financial point of view to our stockholders, including our unaffiliated stockholders. However, neither we nor any member of our special committee or board of directors, any executive officer, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials. See “Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.” You should discuss whether to tender your shares with your broker or other financial, legal or tax advisors. We also urge you to obtain current market quotations for the shares before deciding whether to tender your shares.

What factors were considered by the special committee and the board of directors in considering the fairness of the Tiptree Transaction?

In reaching their determinations that the Tiptree Transaction is substantively and procedurally fair to our stockholders, including our unaffiliated stockholders, and the price to be paid by Tiptree in the stock issuance and the price to be paid to our stockholders in the tender offer are both fair from a financial point of view to our stockholders including our unaffiliated stockholders, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:

•	the extensive sale process for the company undertaken over a period of more than one year, led by our financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), an affiliate of Credit Suisse AG, wherein the company received, evaluated and negotiated numerous strategic alternatives, including many offers to acquire all of the issued and outstanding common stock of the company through a merger, tender offer or similar business combination, none of which was successful;

•	our stockholders’ approval, at a special meeting held on January 28, 2010, of our plan of liquidation, which involved a complete liquidation of Care’s assets at an estimated total liquidation value range of $8.05-$8.90 per share, compared to the price that Tiptree will pay ($9.00 per share) and the price offered to the company’s stockholders ($9.00 per share) in the tender offer, which is superior;

•	none of the individual asset bids received by Care exceeded the “components of value” ranges developed by Care in connection with the plan of liquidation;

•	the tender offer is for up to 100% of our outstanding common stock and thus presents an opportunity for all of our stockholders to receive, on a current basis, $9.00 in cash for each share of common stock that they own, rather than having to wait for assets to be disposed of and cash proceeds distributed pursuant to the plan of liquidation;

•	the price offered to our stockholders in the tender offer of $9.00 per share is the same price that Tiptree, an unaffiliated third party, agreed to pay for our common stock pursuant to the Purchase Agreement;

•	the purchase price of $9.00 per share payable to the company by Tiptree and payable to the company’s stockholders in the tender offer represents a 7.7% premium over the closing price of the company’s common stock on the NYSE on Monday, March 15, 2010 ($8.36), the last trading day prior to the public announcement of the execution of the Purchase Agreement, and a 6.4% premium over the highest closing price ($8.46) of the company’s common stock during the 52-week period preceding such date;

•	Tiptree has agreed to assume certain closing-related risks pertaining to our pending litigation with Cambridge Holdings, which other interested parties were not willing to do;

•	stockholders seeking to monetize their investment may do so by tendering shares, and stockholders who wish to remain stockholders may do so by not tendering shares; and

•	the execution risks associated with the proposed plan of liquidation are likely greater than the execution risks associated with Tiptree Transaction.

Our special committee and board of directors believed that each of the above factors generally supported its determination and recommendation. Our special committee and board of directors also considered and reviewed with management a number of potentially negative factors, including those listed below:

•	there is no assurance that we will be successful in our tender offer and have the minimum number of shares tendered for the transaction to close;

•	the fact that Cambridge Holdings has asserted a right to approve any sale or disposition of our direct or indirect interests in the Cambridge portfolio, including a change in control of the company;

•	the actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the tender offer (See “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	the costs to be incurred by our company in connection with execution of the transaction and the tender offer, including significant accounting, financial advisory and legal fees; and

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the transaction.

See “Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction”.

Do Care’s directors or executive officers have any interests in the tender offer that differ from those of the stockholders?

Yes. On December 10, 2009, our board of directors granted, and on February 23, 2010 amended and restated, certain performance share awards to the chairman of our board and our senior executive officers to incentivize them to negotiate and complete a transaction that would result in a return of value for our stockholders before December 31, 2010.

•	Flint D. Besecker, the chairman of the board, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Salvatore (Torey) V. Riso, Jr., our chief executive officer, holds a performance share award that entitles him to receive 10,000 additional shares, which will represent $90,000 in value if the tender offer is completed.

•	Paul F. Hughes, our chief financial officer, holds a performance share award that entitles him to receive 6,000 additional shares, which will represent $54,000 in value if the tender offer is completed.

Consequently, these individuals may be more likely to support the tender offer, than might otherwise be the case if they did not expect to receive those payments. For further information regarding these and other interests that differ from your interests please see the section titled “Interests of Certain Persons in the Tender Offer” under “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Will Care’s directors and executive officers tender shares in the tender offer?

Our directors and executive officers have advised us that, depending on financial planning and tax considerations, they may tender all or some of their common stock in the tender offer or sell in the open market during the tender offer period a portion of their equity holdings. For more information regarding the equity interests of our directors and executive officers, please see “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares” and the information incorporated by reference herein.

If I decide not to tender, how will the tender offer affect my shares?

Stockholders who choose not to tender their shares may realize an increase or a decrease in their relative equity interest in the company following the consummation of the tender offer, depending on the number of shares tendered in the tender offer and the number of shares purchased by Tiptree pursuant to the Purchase Agreement.

Additionally, stockholders who choose not to tender their shares may experience significantly reduced trading volume and liquidity in Care common stock. Following completion of the tender offer, the company may have a substantially reduced “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and will likely have less stockholders. Additionally, as a result of the Tiptree Share Purchase, Tiptree will likely acquire a controlling interest in the company. At the launch of this tender offer, Care had approximately 93 record holders and approximately 1,372 beneficial holders. Due to its low number of record stockholders, Care is currently eligible to terminate the registration of its common stock under the Exchange Act and cease filing periodic reports with the SEC. Under the stockholder distribution requirements contained in the continuing listing rules of the NYSE, Care is required to have a minimum of 400 stockholders. Under the Purchase Agreement, Tiptree has represented to us that it intends to maintain the company’s NYSE listing, and has covenanted to use commercially reasonable efforts to maintain the company’s NYSE listing for a period of one year following completion of the Tiptree Transaction. However, notwithstanding Tiptree’s representation and covenant in the Purchase Agreement, depending upon the success of the tender offer, the company’s stockholder numbers may fall below the numbers required under the continued listing standards of the NYSE or the company may fail to continue to meet any of the other requirements for continued listing. As a result, we cannot ensure that, as a result of the tender offer, the NYSE will not involuntarily delist the company for falling below the minimum stockholder requirements under its continued listing standards. If an involuntary delisting were to occur, Care may choose to list on another exchange or on the OTC Bulletin Board which would likely result in lower trading volume and less liquidity. These factors may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price.

The Tiptree Transaction could also have the result of disqualifying Care as a REIT if Care is not able to meet the organizational requirements under the Internal Revenue Code of 1986 (the “Code”) that require that (i) Care’s common stock be held by at least 100 actual stockholders for at least 335 days in any tax year, and (ii) not more than 50% in value of a REIT’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year.

In conjunction with the Tiptree Share Purchase, and if approved by our stockholders, we will remove from our charter the REIT protective provision that prohibits any transfer of capital stock that would cause the company to be beneficially owned by less than 100 stockholders. If approved by stockholders, it is expected that the REIT protective provision would be reinstated 20 calendar days after the consummation of the Tiptree Transaction in order to protect our REIT status going forward. As a result of an amendment to our charter to remove the REIT protective provision, we could cease to qualify as a REIT. If we cease to qualify as a REIT in any taxable year we would be subject to federal income tax on our taxable income at regular corporate tax rates and this would have significant adverse consequences to us and the value of our common stock.

See “Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.”

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction, “The Tender Offer — Procedures for Tendering Shares” and “The Tender Offer — Fees and Expenses.”

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any domestic stock transfer tax. See “The Tender Offer — Fees and Expenses.”

What are the United States federal income tax consequences if I tender my shares?

Generally, if you are a U.S. Holder (as defined in “Special Factors — Material U.S. Federal Income Tax Consequences”), your receipt of cash from us in exchange for the shares you tender in the tender offer will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares will generally be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution from us in respect of the shares. You should consult with your tax advisor regarding the United States federal income tax consequences of the tender offer to you. See “Special Factors — Material U.S. Federal Income Tax Consequences.”

What are Care’s plans after the offer?

In connection with the Tiptree Transaction, the company intends to terminate its existing management agreement with CIT Healthcare, hire certain employees and enter into a management agreement with TREIT Management an affiliate of Tiptree Capital which is the manager of Tiptree. Prior to June 1, 2010, Tiptree was externally managed by Tricadia Capital Management LLC (“Tricadia Capital”). We expect to provide CIT Healthcare with a notice of termination of the management agreement and TREIT Management will transition into the role of manager over an approximately 60-day transition period. In accordance with the terms of the Purchase Agreement, at least three of our five directors will resign effective as of the closing of the Tiptree Transaction and the resulting vacancies will be filled by three new directors that are acceptable to Tiptree. The company intends to continue to operate as a REIT focused on the healthcare market. See “The Tender Offer — Certain Information Concerning the Company.”

Whom can I talk to if I have questions?

BNY Mellon Shareowner Services, the Information Agent for the tender offer, can help answer your questions. Its contact information is set forth on the back cover of this Offer to Purchase.

SPECIAL FACTORS

1.	Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.

Background.  We were formed in June 2007 to make mortgage investments in healthcare-related properties, and to make opportunistic investments in healthcare-related properties, through the origination platform of our manager, CIT Healthcare LLC. We acquired from our manager our initial portfolio of 15 mortgage loans secured by healthcare facilities in exchange for a portion of the cash proceeds from our initial public offering and common stock. Our operating strategy originally involved acquiring additional mortgage assets on a leveraged basis through the use of short-term borrowing facilities such as warehouse lines of credit and longer-term funding through securitization structures such as collateralized debt obligations or commercial mortgage-backed securities.

In late 2007, due to severe dislocations in the credit markets, including the effective closure of the securitized financing markets, we shifted our operating strategy to place greater emphasis on acquiring high quality healthcare-related real estate investments and away from mortgage assets. Around this time period, our board instructed our management to begin a dialogue with CIT Healthcare regarding the fee structure under the management agreement with a view to possibly amending such fee structure in such a way that was more appropriate for an equity REIT, as opposed to a mortgage REIT.

At the February 12, 2008 meeting of our board of directors, our management discussed the possibility of exploring certain strategic alternatives, including a sale of the company for cash, pursuing a merger of equals with another public healthcare REIT or a reverse merger with a private healthcare REIT. Following a discussion of the strategic alternatives, our board asked our management to prepare additional information with respect to each alternative and report back to the board at a future meeting.

In March 2008, Mr. Besecker, our then vice chairman of the board, announced that he would be resigning his position as president of our manager, CIT Healthcare, effective May 1, 2008.

At a board meeting held on April 4, 2008, Mr. Besecker reported that two of the company’s then largest stockholders had contacted management to voice their opinion that the board should consider seeking a sale of the company. The board again discussed the strategic direction of the company, including continuing to pursue the then current operating strategy of seeking high quality healthcare-related real estate equity investments, seeking additional equity financing from the capital markets to grow the company, or pursuing a possible sale, merger or joint venture. In connection with a possible sale, merger or joint venture, the board discussed possible strategic partners and financial considerations. The board also discussed with management the qualifications and experience of various investment banking firms with whom management had engaged in exploratory discussions.

At a board meeting held on April 15, 2008, Mr. Besecker reported on discussions that he had engaged in with various potential financial advisors and potential financing sources regarding our prospects and opportunities for future growth, our current operating strategy, the possibility of seeking additional equity financing from the capital markets to grow our portfolio, pursuing a possible sale, merger or joint venture, or some combination of the foregoing. At the invitation of our board, representatives from Credit Suisse discussed their credentials to act as the company’s financial advisor in connection with the company’s consideration of strategic alternatives. Following an executive session during which the board discussed Credit Suisse’s qualifications and experience, the board determined that it should remain open to all available options and strategic alternatives, including continuing to pursue the then current operating strategy, and authorized management to negotiate an engagement letter with Credit Suisse to act as the company’s exclusive financial advisor in connection with the board’s exploration and review of the company’s strategic alternatives. At this meeting, the board also received a presentation from the company’s external legal counsel, McDermott Will & Emery LLP (“McDermott”), on the duties of directors in connection with the exploration of strategic alternatives. McDermott reviewed the board members’ general fiduciary duties of care and loyalty, the specific application of such duties in the context of exploring strategic alternatives, including a possible sale of the company, and the unique issues presented by our externally managed structure.

At the same meeting, the board appointed Mr. Walter J. Owens, then president of CIT Corporate Finance, to the board of directors.

At a board meeting held on May 12, 2008, our board, with the assistance of Credit Suisse, reviewed our current operating strategy and acquisition and liquidity prospects, as well as the possibility of a follow-on equity offering at the end of 2008. As a result of such discussion, our board believed that the success of such an offering would depend in part on our ability to execute on our strategy of acquiring equity interests in attractive healthcare-related properties. Our board, with the assistance of Credit Suisse, also reviewed various strategic alternatives that might be available to the company, including the possible sale of our company, and discussed a number of potential partners that might be interested in a strategic transaction with us, if the company chose to pursue such an alternative and the process and timeline involved in a formal sale process.

At that same meeting, Mr. Kellman, our then chief executive officer, reported that discussions were ongoing with representatives from CIT Healthcare regarding a possible change in the management fee structure in light of our transition away from a mortgage REIT to an equity REIT.

On May 19, 2008, GoldenTree Asset Management L.P. (“GoldenTree”), one of our then largest stockholders, sent a letter to our board of directors to express its concern regarding our strategic direction and the costs associated with our annual management fee payable to CIT Healthcare. GoldenTree encouraged us to promptly engage an investment banking firm to seek a sale of our company. GoldenTree filed a Schedule 13D with the Securities and Exchange Commission and attached its letter to our board to the Schedule 13D filing.

On May 21, 2008, our board met to discuss the letter received from GoldenTree and to receive an update on the status of CIT Healthcare’s consideration of our request to modify the economic terms of the management agreement.

On May 27, 2008, we executed an engagement letter with Credit Suisse to act as our exclusive financial advisor in connection with our exploration of strategic alternatives.

Prior to a meeting of the board of directors held in New York City on June 3, 2008, our board of directors, management and representatives of Credit Suisse met with representatives of Cambridge Holdings, our partner and operator of the portfolio of medical office buildings in Texas and Louisiana in which we acquired an 85% interest in December 2007, about a possible business combination between Cambridge Holdings and our company. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

At the June 3, 2008 board meeting, representatives from Credit Suisse provided the board with an update on discussions with parties who had contacted the company regarding a potential strategic transaction and were referred to Credit Suisse for follow-up. The board also received an update from management on efforts to secure additional sources of liquidity through amendments to the company’s warehouse facility, prepayments of one or more mortgage loans and sales of mortgage loans, as well as potential equity investment opportunities that management was pursuing. While the board authorized management to continue to pursue attractive equity investment opportunities, the board emphasized that it was in the process of evaluating all available options to enhance stockholder value and that any such investment opportunities needed to be evaluated in the context of the larger analysis of the company’s strategic direction.

On June 16, 2008, we received a business combination proposal from Party A, a private healthcare investment and development company. The proposal contemplated a reverse acquisition wherein we would acquire Party A in a stock-for-stock exchange which would result in our stockholders holding approximately 44% of the equity in the combined company, which would remain as a public vehicle. The proposal further contemplated raising additional funds via the debt and public equity markets with proceeds to be used to acquire pipeline assets of Party A and the company.

On June 27, 2008, we received a preliminary proposal from Cambridge Holdings for a business combination between Cambridge Holdings and the company resulting in an internally managed, predominantly equity-focused healthcare REIT in which the company would be the surviving entity. Pursuant to the terms of the proposal, Cambridge Holdings would contribute its (i) healthcare real estate platform that includes its management and operations, (ii) its 15% stake in the real-estate portfolio between Cambridge and the company that owns nine medical office buildings, (iii) the six medical office building option properties and (iv) its development pipeline. In exchange for Cambridge Holdings’ contributed assets, Cambridge Holdings would receive a combination of common shares and operating partnership units that would give it an approximately 45% equity ownership stake in the pro forma combined company. The proposal indicated that in order to proceed, Cambridge Holdings would require exclusivity and a breakup fee. Both the exclusivity period and the breakup fee were unspecified.

At a board meeting held on July 8, 2008, the board discussed the terms of the proposed business combination with Cambridge Holdings and instructed Credit Suisse and management to engage in discussions with Cambridge and its advisors to clarify certain aspects of the proposal and report back to the board at its August board meeting.

On July 14, 2008, the board formed a special Committee of Mr. Bisbee, Mr. Gorman and Ms. Robards, each of whom was and is considered an independent director under the rules of the NYSE and the company’s own independence definition. The special committee was authorized and empowered to (i) pursue, review, evaluate, consider and negotiate with representatives of the manager the terms of any amendments to the management agreement, (ii) pursue, review, evaluate, consider and negotiate with Cambridge Holdings the terms of its business combination proposal and make recommendations to the board with respect to such proposal and (iii) pursue, review, evaluate, consider and negotiate with any other potentially interested parties the terms of any alternative strategic transaction with the company and make a recommendation to the board with respect to such alternative strategic transactions.

On July 15, 2008, at the direction of the special committee, representatives of Credit Suisse and members of management met with representatives of Cambridge Holdings and its financial advisors at Cambridge Holdings’ offices to discuss selected Cambridge Holdings financial information as well as a tour of certain of Cambridge Holdings’ properties which are contained within the company’s real-estate portfolio with Cambridge Holdings.

At a board meeting held on August 11, 2008, the board discussed the terms of Party A’s proposal and determined that the terms of the proposal were not sufficiently attractive to warrant considering it outside of a formal sale process. Also at the meeting our board, with the assistance of Credit Suisse, reviewed and discussed the nature and terms of the proposal previously received from Cambridge Holdings. The board reviewed a presentation developed by Credit Suisse which discussed Cambridge Holdings’ portfolio and pipeline of investments, a preliminary financial summary of Cambridge Holdings’ operations, a preliminary relative valuation of the two businesses on a self-funding basis, a preliminary hypothetical future stock price analysis based upon various assumptions, a preliminary discounted cash flow analysis based on various assumptions and a preliminary relative contribution analysis. Based on Credit Suisse’s due diligence, it was determined that Cambridge Holdings had improperly valued its management company and that Care would be relinquishing majority control for partial ownership in assets which did not have sufficient value. The board also discussed the fact that the consideration which Care’s stockholders would be receiving was non-cash and would provide no liquidity to the stockholders, as well as the substantial execution risks involved in such a transaction. The special committee and the board questioned whether a business combination with Cambridge Holdings on the terms proposed was in the best interests of the company’s stockholders given the relative valuation, dilution and governance issues presented by the proposal. The special committee and the board authorized management and Credit Suisse to continue discussions with Cambridge Holdings with a view to addressing the special committee’s and the board’s concerns.

At its August 11, 2008 board meeting, the board also discussed negotiations with CIT Healthcare regarding a proposed reduction in its annual base management fee and removal of the incentive fee provisions from the management agreement.

Subsequent to the August 11, 2008 board meeting, representatives of Credit Suisse met on several occasions with Cambridge Holdings’ financial advisors to discuss the Cambridge Holdings proposal.

On August 12, 2008, the special committee recommended and our board of directors approved an amendment to our management agreement with CIT Healthcare wherein CIT Healthcare agreed to reduce the monthly base management fee payable by us from an amount equal to 1/12 of 1.75% of our stockholders’ equity to an amount equal to 1/12 of 0.875% of our stockholders’ equity and to eliminate the incentive fee, in exchange for our agreement to pay CIT Healthcare a minimum termination fee of $15.4 million in the event we elect not to renew the management agreement or terminate the management agreement other than for cause. In connection with, and as additional consideration for, the amendment to the management agreement, we granted CIT Healthcare warrants to purchase 435,000 shares of our common stock at $17.00 per share, which warrants were immediately exercisable and expire on September 30, 2018.

In addition, in order to provide additional liquidity options for the company, on August 12, 2008, the special committee recommended and our board of directors approved a mortgage purchase agreement with CIT Healthcare which provided us with the right, but not the obligation, to cause CIT Healthcare to purchase one or more of our senior mortgage loan assets at their fair market value, as determined by a third party appraiser, as long as such fair market value did not exceed 105% of the outstanding principal balance of the loan proposed to be sold and subject to a maximum aggregate sales price of $125 million.

On September 24, 2008, members of management, with the assistance of representatives of Credit Suisse, met with a representative of Party B, a publicly traded healthcare REIT, regarding a potential business combination between our company and Party B. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

On October 3, 2008, Mr. Owens resigned from our board of directors, coincident with his resignation as president of CIT Corporate Finance.

In early October 2008, Mr. Kellman, our then chief executive officer, and Mr. Warden, the president and co-head of CIT Healthcare LLC, met with representatives of Party C, a private healthcare REIT, regarding the possibility of a business combination between our company and Party C. The parties discussed the ways in which such a transaction might be structured and the potential advantages of such a transaction, but no specific terms were discussed.

On October 7, 2008, the special committee met to discuss the preliminary proposals from Cambridge Holdings as well as to receive an update on discussions with Party B and Party C. After the discussion, the special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals.

At a meeting held on October 15, 2008, representatives from Credit Suisse updated the special committee on the status of discussions with Cambridge Holdings and Party B. The special committee authorized management and Credit Suisse to continue discussions with Cambridge Holdings, Party B and Party C regarding their respective proposals. The special committee also authorized a stock repurchase program to permit the company to repurchase, from time to time, up to two million shares of our common stock in the open market, through a broker or through privately negotiated transactions, subject to market conditions and applicable legal requirements. At that same meeting, the special committee instructed Credit Suisse to prepare a formal sale process to actively solicit proposals from third parties regarding a potential strategic transaction with the company and report back to the special committee on the outlines of such a process.

On October 20, 2008, the board appointed Mr. Warden to our board of directors to fill the vacancy created by the resignation of Mr. Owens.

On October 22, 2008, the board appointed Mr. Besecker to the special committee. In appointing Mr. Besecker to the special committee, the board acknowledged Mr. Besecker’s qualifications and his lack of disqualifying relationships or interests with or in CIT Group, Cambridge Holdings, or any other party potentially interested in a strategic transaction with the company.

At a meeting held on November 5, 2008, representatives from Credit Suisse informed the special committee that discussions with Cambridge Holdings had reached an impasse due to Cambridge’s insistence on valuation terms and governance provisions unacceptable to the company. The members of the special committee, with the assistance of Credit Suisse, then discussed the formal sale process. The special committee, with the assistance of Credit Suisse, discussed how a sale process would be conducted and a possible timetable for the process that included the preparation and distribution of a confidential information memorandum to parties identified by the special committee and management in consultation with Credit Suisse as the most likely parties to be interested in a strategic transaction. They also discussed providing access to a data room and other due diligence information to interested parties who entered into an appropriate confidentiality agreement and the solicitation of specific proposals from any such interested parties within timeframes to be established by the special committee in consultation with Credit Suisse.

In November 2008, Mr. Kellman, our then chief executive officer, and representatives of Credit Suisse met with representatives of Party D, a publicly traded commercial lender, to discuss the possibility of a strategic combination between the company and Party D’s healthcare net lease business segment. General terms of a transaction were discussed, but no specific proposals were made at that meeting. Party D was informed that the company was considering launching a formal sale process to solicit proposals regarding a strategic transaction and that our company would prefer for Party D to participate in that process. Party D indicated that it was not interested in participating in a process at that time.

On November 17, 2008, we received a preliminary proposal from Party B regarding a possible business combination between the company and Party B. Pursuant to the terms of the proposal, the company’s stockholders would receive 0.35 shares of Party B’s common stock as consideration for every share of the company’s common stock that they owned. Party B would be the surviving entity. Party B required 20 days of exclusivity, completion of business, financial, legal and accounting diligence, execution of customary definitive agreements, receipt of Hart-Scott-Rodino clearance and customary and necessary approvals from the parties’ respective board of directors and stockholders.

During the second half of November 2008, the stock prices of many REITs dropped due to a revaluation of REIT equities resulting from difficult market conditions.

On November 18, 2008, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.4 million.

On November 20, 2008, Party B withdrew its proposal citing that it would like to reevaluate its alternatives given the performance of its stock and the performance of healthcare REIT stocks in general.

On November 25, 2008, we repurchased one million shares of common stock from GoldenTree at $8.33 per share.

On December 4, 2008, representatives of management and Credit Suisse met with representatives of Cambridge Holdings and its legal and financial advisors at Cambridge Holdings’ offices to further discuss the Cambridge Holdings proposal.

During December 2008, the special committee, in consultation with management and Credit Suisse, reviewed, discussed and revised a list of potential parties to contact regarding a potential strategic transaction. On December 18, 2008, at the direction of the special committee, Credit Suisse started contacting potentially interested parties, approved by the special committee and the board, and informed each potentially interested party of the need to execute a confidentiality agreement in order to receive a copy of the company’s confidential information memorandum. Potentially interested parties were informed that, pursuant to the process approved by the special committee and the board, the company expected to receive non-binding indications of interest by January 29, 2009.

In early January 2009, Mr. Kellman, our then chief executive officer, informed Mr. Gorman, our then chairman of the board, that he would like to explore the possibility of participating in a bid for the company and having a role in the management of the company in the event the potential bidder’s bid was successful and a transaction was consummated. Mr. Gorman responded that he would consult with the special committee and the company’s advisors and respond.

Consistent with the rules established by the board, Cambridge Holdings was informed that in order to be part of the strategic process, it needed to execute a confidentiality agreement to gain access to certain non-public information about the company. Cambridge Holdings refused to execute the form of agreement executed by the other bidders. On January 9, 2009, Cambridge Holdings submitted an unsolicited non-binding proposal to the company’s board. The proposal indicated a stated value of approximately $9.50 per Care share and consisted of the following components: (a) approximately $5.00 per share in cash from the sale of the company’s existing mortgage investments through the exercise of its existing put right with CIT Healthcare; (b) approximately $3.50 per share in cash from the sale of the company’s non-medical office building equity investments and any mortgage investments not sold pursuant to the put with CIT Healthcare; and (c) approximately $1.00 per share, of which 80% would be paid in cash and 20% would be reflective of the value Cambridge Holdings attributed to the stake that our then existing stockholders would hold in the combined entity. Care would be the surviving entity, however, the proposal indicated that Cambridge Holdings and its affiliates would own approximately 80% of the surviving entity. The proposal indicated that it was not subject to financing and required the termination of CIT Healthcare as the external manager with a Cambridge Holdings affiliate appointed as the new external manager. Any costs associated with termination of the management agreement would be the responsibility of the company. Additionally, Cambridge Holdings required 30 to 45 days of exclusivity.

On January 14, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee discussed the possibility that Mr. Kellman, our then chief executive officer, might participate in a potential bid for the company. The special committee agreed that Mr. Kellman should be permitted to participate in a third party bid subject to certain procedures being put in place to avoid any conflicts of interest and safeguard the special committee’s process of exploring strategic alternatives that would result in the highest and best return for our stockholders. The company and CIT Healthcare prepared a letter for Mr. Kellman, dated as of January 20, 2009, acknowledging these procedures and his duty to maintain the confidentiality of any and all information regarding the company and the special committee’s exploration of strategic alternatives, which Mr. Kellman executed and returned to the special committee.

On February 2, 2009, the special committee and its advisors met to review the results of the strategic process. Credit Suisse informed the special committee that pursuant to the special committee’s instructions it had contacted ten potentially interested parties, received signed confidentiality agreements from five of such parties and provided to those five parties a confidential information memorandum regarding the company. In addition, Credit Suisse was contacted by Tiptree. After discussing and receiving approval from the special committee to proceed with discussions with Tiptree, a confidentiality agreement was signed and access to the confidential information memorandum was granted to Tiptree. Credit Suisse informed the special committee that only two of the five parties who had signed confidentiality agreements had submitted non-binding indications of interest. The special committee, with the assistance of Credit Suisse and the company’s legal advisors, reviewed the terms of the two non-binding indications of interest received.

The first proposal, received on January 30, 2009, was a non-binding indication of interest from Party E, a privately held diversified real estate investment trust. Its proposal contemplated a stock acquisition of Care at $10.00 per share in cash that was not subject to a financing condition. Party E’s non-binding indication of interest assumed that, prior to completion of the transaction, Care would have sold all of its mortgage loans to CIT Healthcare through the mortgage purchase agreement and/or through portfolio sales to third parties. Party E’s proposal also assumed that the management agreement with CIT Healthcare would be terminated prior to closing, but did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share it was offering.

The second proposal was a non-binding indication of interest from Party D received on January 29, 2009. Party D’s proposal outlined the terms of a multi-step transaction wherein we would (i) sell a portion of our mortgage loan assets to Party D for a purchase price not to exceed approximately $81 million, (ii) sell the remainder of our mortgage loan assets to CIT Healthcare pursuant to the mortgage purchase agreement, capped at approximately $90 million and (iii) acquire Party D’s healthcare net lease business in a “reverse acquisition” transaction for consideration consisting of (a) the issuance of approximately 30 million shares of our common stock valued at approximately $245 million based on our stock price at that time, (b) the assumption by us of existing debt of approximately $355 million, (c) the issuance of a promissory note in an amount of $110 million that would mature upon receipt of HUD financing with respect to certain of Party D’s properties and (d) $170 million in cash. The proposal contemplated that our management agreement with CIT Healthcare would be terminated prior to the closing of the reverse acquisition transaction, but did not indicate the impact the termination fee would have on the terms of its proposal. The proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence. After the review of the two proposals, the special committee instructed management and Credit Suisse to continue discussions with both Party D and Party E with a view to soliciting improvements to their respective proposals.

On February 3, 2009, pursuant to the mortgage purchase agreement, we sold one mortgage loan to CIT Healthcare for proceeds of approximately $22.5 million.

On March 2, 2009, we received an unsolicited non-binding preliminary proposal from Tiptree regarding a tender offer for 51% of our outstanding common stock at an unspecified price per share. The proposal contemplated that the management agreement with CIT Healthcare would be terminated and Tiptree would enter into an external management or advisory agreement with the company. The proposal did not specify what impact the payment of the termination fee to CIT Healthcare would have on the price per share Tiptree was offering. Tiptree had previously communicated its interest in only acquiring shares from CIT Healthcare and one or two other stockholders in order to acquire control of the company and was informed that the board was not willing to consider that type of transaction. As such, Tiptree had declined to provide a solicited preliminary indication of interest by the January 29 deadline.

On March 6, 2009, the special committee met to discuss the status of the sale process. At this meeting, the special committee also reviewed an analysis prepared by management of the estimated values of the company’s assets, and the special committee began considering an orderly liquidation of the company’s assets as a possible strategic alternative in the event that the company was not able to successfully conclude a sale of the company.

On March 9, 2009, Party E informed us that it was no longer interested in pursuing a strategic transaction with us due to, among other reasons, the complexities of our real-estate portfolio structures, and dropped out of the process.

On March 13, 2009, we received a new unsolicited non-binding preliminary proposal (the “Potential Cambridge Tender Offer”) from Cambridge Holdings regarding a potential tender offer by Cambridge Holdings for 51% of our outstanding common stock at $6.00 per share. Cambridge Holdings communicated that its tender offer would not be subject to financing. While the tender offer would be conditioned on our terminating our management agreement with CIT Healthcare, the proposal did not address the impact of the termination fee on the proposed tender offer price, and did not provide any evidence of Cambridge Holdings’ ability to finance such a tender offer. Cambridge Holdings had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.

On March 13, 2009, the special committee and its advisors met to discuss the potential transaction with Party D and the Potential Cambridge Tender Offer. The special committee instructed Credit Suisse to continue to seek improvements to Party D’s proposal, to assist the company in reviewing financial and other information with respect to Party D’s proposal and to request that Party D submit a definitive bid by March 27, 2009. With respect to the Potential Cambridge Tender Offer, the special committee noted that the proposal did not indicate what impact the payment of the CIT termination fee would have on the proposed tender offer price, and the special committee instructed management and Credit Suisse to follow-up with Cambridge Holdings to clarify the terms of its proposal as well as to obtain additional information from Cambridge Holdings regarding its ability to finance such a tender offer.

On March 20, 2009, we received an unsolicited non-binding preliminary proposal from Party F, a private equity firm, for a stock acquisition of Care at between $5.43 and $6.52 per share. The proposal did not address the CIT Healthcare management agreement. Party F had not executed a confidentiality agreement with us and thus did not have access to our online data room prior to submitting its proposal.

On March 27, 2009, we received a revised non-binding expression of interest from Party D that (i) decreased the number of mortgage loan assets that Party D was willing to purchase from us to certain specified loans with an aggregate purchase price of no more than approximately $76 million, (ii) decreased the number of mortgage loan assets that Party D would require us to sell to CIT Healthcare pursuant to our mortgage purchase agreement to certain specified loans with an aggregate purchase price capped at approximately $62 million, (iii) decreased the amount of cash consideration payable to Party D in the proposed “reverse acquisition” transaction to approximately $39 million, (iv) increased the amount of debt assumed by us in the “reverse acquisition” transaction to approximately $413 million, (v) increased the amount of the promissory note that we would issue in the “reverse acquisition” transaction to approximately $125 million and (vi) increased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount that would result in Party D owning approximately 88% of our common stock post-closing. The revised proposal also contemplated our existing stockholders would receive a cash dividend of $5.00 per share in connection with the transaction. Party D’s revised proposal also required that our management agreement with CIT Healthcare be terminated prior to closing. The revised proposal was not subject to a financing condition, but was conditioned on Party D’s completion of due diligence.

On April 1, 2009, the special committee and its advisors met to review the results of the sale process and to consider the status of the proposals received by the company. The special committee was advised that from the date Credit Suisse had started contacting potentially interested parties, the company had received seven unsolicited inquiries. They further summarized that, of the combined seventeen solicited and unsolicited inquiries, six parties had signed a confidentiality agreement and received access to the online data room. They further noted that two of the solicited parties, Party D and Party E, provided preliminary non-binding proposals, but that Party D was the only solicited bidder that had submitted a second round proposal. Finally, they noted that three unsolicited non-binding indicative proposals had been received, although two of the unsolicited proposals contemplated tender offers for less than all of the company’s outstanding stock and not an acquisition of the entire company.

The special committee discussed Party D’s proposal at length, including the terms of the proposal, the transaction mechanics, the sources and uses of capital and the pro forma capitalization and ownership of the company post-closing. Management reported to the special committee on the preliminary results of their due diligence of Party D and its healthcare net lease portfolio, including portfolio mix, concentration, gross asset value, lease and debt maturities, coverages and yields, occupancy statistics and other operating characteristics. The special committee, with the assistance of Credit Suisse, also discussed certain pro forma financial consequences of the proposed Party D transactions. At that time, the consensus of the special committee members was that Party D’s proposal was not sufficiently attractive to the company’s stockholders, and the special committee instructed management and Credit Suisse to communicate to Party D that it should attempt to improve its bid and respond by no later than April 27, 2009.

The special committee then considered other available options for the company, including further exploring the Cambridge Tender Offer, the tender offer proposal from Tiptree and the stock acquisition proposal from Party F. The special committee also considered other alternatives such as the sale of all of our mortgage loan assets followed by cash dividends to our stockholders or a full liquidation of our company. The special committee instructed McDermott to prepare a memorandum that compared the legal considerations applicable to the proposed transaction with Party D to an orderly liquidation of our company.

On April 16, 2009, our special committee met to discuss the status of various strategic alternatives being explored, including the status of negotiations with Party D, and the attractiveness of the terms of the most recent proposal from Party D relative to other strategic options available to the company such as (i) terminating the management agreement with CIT Healthcare, internalizing management and operating the company on a standalone basis while continuing the transition to an equity REIT by selling off its mortgage loan assets and redeploying the proceeds therefrom in attractive healthcare-related equity investments, or (ii) liquidating the company. Mr. McDugall, the company’s then chief investment officer, provided an overview for the special committee of the possible approaches that could be taken to liquidating the company’s mortgage loan portfolio to maximize the proceeds therefrom, including soliciting early pre-payments from borrowers, portfolio sales to third parties or selling the mortgage loans to CIT Healthcare pursuant to the mortgage purchase agreement.

On April 17, 2009, we received a new non-binding preliminary proposal from Tiptree regarding a potential cash merger of a subsidiary of Tiptree with and into us, with our stockholders receiving an indicated value of approximately $7.36 per share and continuing to hold, on a pro-forma basis, approximately 15-20% of the post-closing combined company. Tiptree indicated that it placed a value of $0.64 on each post-closing share of common stock (the “Tiptree Merger Proposal”). Tiptree had previously proposed a tender offer for 51% of our outstanding common stock. The preliminary Tiptree Merger Proposal was subject to our terminating our management agreement with CIT Healthcare at closing, CIT Healthcare waiving its termination fee and the new company entering into a new advisory agreement with Tiptree’s affiliate, Tricadia Capital. In addition, the Tiptree Merger Proposal was subject to Tiptree obtaining $40 — $70 million in financing. The Tiptree Merger Proposal also contemplated that Mr. Kellman, our then chief executive officer, would remain on the management team of the combined company. In order to move forward, Tiptree requested a 75-day exclusivity period with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000.

On April 20, 2009, the special committee and its advisors met to discuss the Tiptree Merger Proposal. The special committee, with the assistance of our management (excluding our then chief executive officer, Mr. Kellman, who the special committee understood was participating with Tiptree in its bid) and representatives from Credit

Suisse discussed the terms of the proposal and considered, among other things, the potential adverse impact of the transaction on our pro forma leverage and public float, the lack of clarity with respect to the treatment of the termination fee to CIT Healthcare, the lack of clarity regarding Tiptree’s valuation of the stub equity resulting from the transaction, the need for new financing and the need to conduct due diligence on Tiptree. The special committee instructed management and Credit Suisse to follow up with Tiptree to obtain additional information about Tiptree and the Tiptree Merger Proposal.

On April 27, 2009, we received an unsolicited non-binding preliminary proposal from Party G, a family owned holding company with investments in the real estate and financial services sectors, to acquire our outstanding common stock for a price in cash stated to be “in excess of $8 per share.” The proposal was conditioned on the completion of due diligence by Party G, Party G entering into employment agreements with certain key managers of our company, including our then chief executive officer, Mr. Kellman, and an unspecified exclusivity period.

On April 30, 2009, we received an updated non-binding preliminary proposal from Tiptree which increased the per share cash consideration to our stockholders to approximately $8.00 per share, but was further conditioned on Tiptree obtaining financing and CIT Healthcare agreeing to accept its termination fee in the form of a promissory note. The revised proposal was also subject to Tiptree completing due diligence on the company and its assets. The updated preliminary proposal from Tiptree continued to insist on a 75-day exclusivity period, with liquidated damages for breach of such exclusivity arrangement in the amount of $500,000, in order to move forward.

On April 30, 2009, we also received a revised non-binding expression of interest from Party D that (i) increased the number of mortgage loans that Party D was willing to purchase from us to certain specified mortgage loans with an aggregate purchase of no more than $98 million, (ii) decreased the number of mortgage loans that Party D would require us to sell to CIT Healthcare pursuant to the mortgage purchase agreement to certain specified mortgage loans with an aggregate purchase price not to exceed approximately $13 million, (iii) decreased the amount of cash consideration payable to Party D in the “reverse acquisition” transaction to $10 million and (iv) decreased the amount of common stock that we would issue to Party D in the “reverse acquisition” transaction to an amount equal to approximately 85% of the company post-closing, which had the effect of increasing the amount of stub equity our stockholders would hold in the company post-closing. Party D’s revised proposal continued to contemplate that we would declare a cash dividend to our stockholders in connection with the transaction in an aggregate amount equal to our outstanding cash balance immediately prior to closing of the transaction after taking into account the $10.0 million cash payment due to Party D upon closing of the transaction and the prior payment and satisfaction of all of our transaction expenses, including the termination fee due to CIT Healthcare. The revised proposal from Party D remained conditioned on Party D completing its due diligence on the company and its assets.

During April 2009, at the special committee’s instruction, Credit Suisse contacted Party F communicating that Party F’s proposal would need to be improved upon. Party F did not indicate a willingness to continue in the process.

On May 1, 2009, the special committee and its advisors met to discuss the revised proposal received from Party D, the Party E Merger Proposal and the proposal from Party G. Mr. Kellman, our then chief executive officer, was not present at this meeting. The special committee, with the assistance of Credit Suisse, reviewed the Tiptree Merger Proposal and the Party G proposal and, following discussion of the proposals, determined that the proposed terms of the Tiptree Merger Proposal and the Party G proposal were not sufficiently certain or potentially attractive, both generally and in relation to the Party D proposal, to warrant entering into an exclusivity arrangement with either party. Ultimately, the Tiptree Merger Proposal, in which Mr. Kellman indicated an interest in participating with Tiptree, was rejected by the special committee. Mr. Kellman and Tiptree never reached any agreement to participate together in a transaction involving the company. However, the special committee instructed management and Credit Suisse to attempt to continue discussions with both Tiptree and Party G on a non-exclusive basis if such parties were willing to do so.

With respect to the revised Party D proposal, the special committee discussed at length the revised terms, the relative value of the proposal vis-a-vis other proposals received during the sale process and the risks of non-consummation associated with the proposed Party D transaction, both generally and in relation to the other proposals received. After discussion, the special committee instructed management to work with Party D to prepare a mutually acceptable non-binding term sheet outlining the material terms of their proposal prior to reaching any conclusion on Party D’s request for a 30-day exclusivity period.

On May 7, 2009, the special committee recommended and the board approved the entry into a non-binding term sheet with Party D that reflected the terms of Party D’s April 27, 2009 revised proposal (the “Party D Term Sheet”). At the same meeting, the special committee recommended and the board approved the execution of an exclusivity agreement with Party D that required us to negotiate exclusively with Party D until June 7, 2009. During this period, both parties continued due diligence of each other’s assets.

Pursuant to the terms of our agreement with Cambridge Holdings, we provided notice to Cambridge Holdings on May 7, 2009 that we had entered into a term sheet with Party D for a transaction that would result in a change in control of Care. Pursuant to the terms of a put agreement entered into in connection with our investment in the Cambridge portfolio, such notice provided Cambridge Holdings a contractual right to “put” its interests in the portfolio to us at a price equal to the then fair market value of such interests, as mutually agreed by the parties, or, lacking such mutual agreement, at a price determined through qualified third party appraisals.

On May 12, 2009, Cambridge Holdings filed suit in a state court in Texas requesting a declaratory judgment that the agreements relating to our investment in the Cambridge portfolio required us to obtain the consent of Cambridge Holdings prior to entering into a transaction with Party D, or prior to entering into any transaction that would involve any direct or indirect change in the ownership of our investment in the Cambridge portfolio. Cambridge Holdings withdrew its lawsuit without prejudice on May 19, 2009 after receiving a letter from our counsel explaining that the Cambridge portfolio agreements do not provide Cambridge Holdings with a right to approve any sale of control of Care. Despite withdrawal of its lawsuit, Cambridge Holdings has continued to insist that the Cambridge portfolio agreements provide it with a right to approve any attempted sale by us of Care or of our subsidiary that holds our Cambridge portfolio interest.

Cambridge Holdings did not exercise its right to put its 15% interest to us in connection with our entry into the Party D Term Sheet. Instead, it took the position in a letter to us dated May 26, 2009 that our put notice with respect to the Party D Term Sheet was null, void and of no force and effect because the transaction with Party D could not be consummated without the approval of Cambridge Holdings.

On June 9, 2009, the special committee and its advisors met to discuss the status of negotiations with Party D and the objections to the Party D transaction raised by Cambridge Holdings. Management and representatives from Credit Suisse updated the special committee on the status of negotiations and diligence being performed with Party D. In light of the progress made to date, the special committee authorized management to extend the exclusivity period with Party D through June 30, 2009.

At the June 9, 2009 meeting, Mr. Gorman, our then chairman of the board, and Mr. Kellman, our then chief executive officer, reported that they had preliminary conversations with a representative of Cambridge Holdings, the chairman of the board and chief executive officer of Cambridge Holdings, regarding the possibility of us either purchasing Cambridge’s 15% interest in the Cambridge portfolio or selling to Cambridge Holdings our 85% interest in the Cambridge portfolio, prior to or in connection with the Party D transaction. They reported that the representative of Cambridge Holdings responded that he was not willing to sell his interest, but he might be willing to purchase our 85% interest in the portfolio. On a preliminary basis, the representative of Cambridge Holdings indicated a willingness to purchase our 85% interest in the Cambridge portfolio for $20.0 million, consisting of $5.0 million in cash and a $15 million personal promissory note, the terms of which were not specified. After discussion of the preliminary terms proposed by Cambridge Holdings, the special committee instructed management to continue discussions with Cambridge Holdings with a view to improving the terms of a proposed sale of our 85% interest in the Cambridge portfolio in connection with the closing of a strategic transaction with Party D.

On June 30, 2009, the special committee authorized management to extend the exclusivity period with Party D through July 14, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction.

On July 15, 2009, the special committee, with the assistance of our management and its advisors, met to discuss and review the proposed transaction with Party D and the progress of negotiations with Cambridge Holdings to sell to Cambridge Holdings our 85% interest in the Cambridge portfolio in connection with the closing of a strategic transaction with Party D. The special committee, management and its advisors also reviewed and discussed the process, risks, timing and estimated costs of a strategic transaction with Party D compared to the process, costs, risks, timing and estimated costs associated with an orderly liquidation of the company. At the meeting, the special committee authorized management to extend the exclusivity agreement with Party D through August 15, 2009 to allow for further negotiations with a view to improving the proposed terms of the transaction. Also at this meeting, the special committee authorized management to pursue the sale of the company’s mortgage loan assets, through the exercise of the mortgage purchase agreement with CIT Healthcare, the marketing of the loans to unaffiliated third party buyers and/or through the sale of loans to Party D pursuant to the Party D Term Sheet. The special committee acknowledged that such a monetization strategy was appropriate given market conditions at that time and the possible use of the proceeds from such sales to increase the amount of any cash dividend payable to the company’s stockholders in connection with either a strategic transaction or a decision to liquidate.

Due to press reports that suggested that CIT Group Inc. might be forced to file for bankruptcy protection, on July 17, 2009, the special committee met to review and discuss the potential impact on Care of a potential bankruptcy filing by CIT Group Inc. Among other things, the special committee discussed the potential impact on the management agreement and the mortgage purchase agreement.

On July 24, 2009, the special committee met to discuss the status of negotiations with Party D as well as to discuss other potential strategic alternatives. Management provided to the special committee an analysis of the company’s business plan assuming it terminated its management agreement with CIT Healthcare and continued to operate its business and complete its transition to an equity REIT on a standalone basis (the “Standalone Business Plan”). Management also provided a preliminary projection of the values that could be realized if the company pursued a plan of liquidation. Included in this report was an analysis of the cost savings from delisting the company’s stock, deregistering as a public company and ceasing public company reporting and compliance. The special committee instructed management to continue to explore all strategic alternatives, including negotiations with Party D, but to also continue to actively market for sale the company’s mortgage loan assets.

On August 5, 2009, the special committee met to discuss the status of negotiations with Party D and to review a revised Standalone Business Plan and a revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, considered which of the options was likely to result in the highest overall return of value to the stockholders.

On August 10, 2009, we received a non-binding indication of interest from Cambridge Holdings to acquire all of our outstanding common stock at $9.00 per share, less a deduction for the value of the operating partnership units then held by Cambridge Holdings (the “Cambridge Merger Proposal”). The Cambridge Merger Proposal was subject to the condition that our management agreement with CIT Healthcare be terminated without the payment of any termination fee and to the satisfactory completion of due diligence. The proposal also requested a 30-day exclusivity period. At the time, the company was bound to negotiate exclusively with Party D pursuant to an exclusivity agreement.

On August 13, 2009, the special committee met to discuss the status of negotiations with Party D and to review a further revised Standalone Business Plan and a further revised liquidation analysis. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders.

On August 19, 2009, pursuant to the mortgage purchase agreement, we agreed to sell two mortgage loans to CIT Healthcare for proceeds of approximately $2.3 million.

On August 21, 2009, the Cambridge Merger Proposal expired.

Negotiations with Party D continued throughout July, August and September. In addition, negotiations to sell back to Cambridge Holdings the company’s 85% interest in the Cambridge portfolio continued in earnest, as it became apparent that the reverse acquisition transaction with Party D could only be concluded if and when the dispute with Cambridge Holdings could be resolved.

In July 2009, Party D informed us that it would be willing to complete its acquisition of certain of our mortgage loan assets in advance of, and independent of, reaching agreement on the terms of a reverse acquisition transaction. During July and August 2009, we negotiated the terms of a loan purchase agreement with Party D relating to certain of our mortgage loans and simultaneously continued to market our mortgage loan assets to third parties with a view to optimizing the proceeds from any sales.

On September 15, 2009, we sold to Party D four of our mortgage loan assets for proceeds of approximately $24.8 million. The loan purchase agreement governing the sale also provided for the later sale of an additional mortgage loan asset, subject to satisfaction of certain conditions to closing, and granted us the option to sell to Party D two additional mortgage loan assets, assuming we were able to meet certain closing conditions by no later than September 30, 2009. We did not sell the additional mortgage loan or the two option mortgage loans to Party D, but later (on October 6, 2009 and November 12, 2009, respectively) sold the two option loans to unaffiliated third parties, as discussed further below. We were not able to meet the conditions to closing on the sale of the additional mortgage loan to Party D by September 30, 2009.

We continued to negotiate the terms of the Party D reverse acquisition proposal during September and most of October and continued to extend our exclusivity agreement with Party D to allow such negotiations to continue with a view to improving the terms of the proposed transaction. We also continued to pursue the sale of our remaining mortgage loan assets, either to CIT Healthcare pursuant to our mortgage purchase agreement or to third parties. We also continued to negotiate a sale of our 85% interest in the Cambridge portfolio back to Cambridge Holdings.

On September 16, 2009, pursuant to the mortgage purchase agreement, we agreed to sell to CIT Healthcare our participation interest in a mortgage loan for proceeds of approximately $17.4 million.

On September 18, 2009, Party D sent a letter to the board requesting that we commit to executing a definitive agreement within the next 10 business days.

At a meeting held on September 25, 2009, the special committee and its advisors reviewed and discussed the status of negotiations with Party D, the status of management’s efforts to monetize our mortgage loan portfolio and a further revised liquidation analysis prepared by management. The special committee also reviewed and discussed a further revised Standalone Business Plan. The special committee and its advisors evaluated the various strategic options available to the company, and, after considering and comparing the process, timing, costs and risks associated with each of the various options, further considered which of the options was likely to result in the highest overall return of value to the stockholders. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.

Prior to the expiration of our mortgage purchase agreement with CIT Healthcare on September 30, 2009, we provided notice of our intent to sell three additional loans to CIT Healthcare with an aggregate principal balance of approximately $35 million, subject to our ability to meet the terms and conditions of the mortgage purchase agreement.

At a meeting held on October 5, 2009, the special committee and its advisors discussed the status of negotiations with Party D regarding the reverse acquisition transaction and the status of negotiations with Cambridge Holdings regarding its proposed acquisition of our 85% interest in the Cambridge portfolio. The special committee continued its discussion and evaluation of the company’s various options, including continued operation or liquidation. The special committee and its advisors also discussed the issues surrounding CIT Group’s distressed financial situation and possible bankruptcy filing and any impact that such circumstances might have on the various alternatives.

On October 6, 2009, we sold our interest in a mortgage loan to an unaffiliated third party for approximately $8.5 million.

Over a period of several weeks in October, representatives from the company, management and the company’s advisors met in person and telephonically with Party D and its advisors to continue negotiations of contract documents relating to the Party D reverse acquisition proposal. The parties had identified several key issues with respect to which they were in disagreement, including the terms of the promissory note proposed to be issued by us in connection with the transaction and certain other terms such as the nature and extent of certain deal protection and post-closing recourse provisions. In addition, the parties continued to discuss the complexities caused by Cambridge Holdings’ threats to object to the reverse acquisition transaction and its refusal to negotiate an acceptable price for Care’s 85% interest in the Cambridge portfolio.

During the same time period, Mr. Gorman, our then chairman, engaged in a number of conversations with Cambridge Holdings in an attempt to improve the terms of the proposed acquisition by Cambridge Holdings of our 85% interest in the Cambridge portfolio. During the course of such discussions, the representative of Cambridge Holdings indicated on one or more occasions, on an unsolicited basis, that Cambridge Holdings was prepared to purchase all of our outstanding common stock for $60 million, less the value of the operating partnership units then held by Cambridge Holdings. The Cambridge Holdings proposal assumed that we would monetize the remainder of our mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction.

On October 19, 2009, Mr. Gorman resigned as our chairman of the board due to time constraints resulting from his other business commitments, and the remaining board members appointed Mr. Besecker, our then vice chairman of the board, to the position of chairman of our board of directors.

Our exclusivity agreement with Party D expired on October 23, 2009.

On October 24, 2009, our new chairman of the board of directors, Mr. Besecker, spoke with a representative of Cambridge Holdings to discuss the terms of Cambridge Holdings’ unsolicited oral offer to purchase all of our outstanding common stock for $60 million, less a deduction of $10 million for the value of the operating partnership units then held by Cambridge Holdings.

During the week of October 25, 2009, Party D elected not to further pursue a reverse acquisition transaction with us, based in substantial part on the complications and delays caused by the threatened objections made by Cambridge Holdings and our inability to resolve those objections by selling our 85% interest back to Cambridge Holdings.

On November 1, 2009, CIT Group announced that it filed a prepackaged plan of reorganization for CIT Group, Inc. and CIT Group Funding Company of Delaware LLC under the U.S. Bankruptcy Code. None of CIT Group’s operating subsidiaries, including CIT Healthcare, were included in the filings made November 1, 2009.

On November 5, 2009, our special committee met to discuss Cambridge Holdings’ oral offer to purchase the common stock of the company. The special committee also discussed a possible liquidation of the company and considered a timeline for approval of a plan of liquidation and an outline of the process for delisting and deregistering the company’s common stock to decrease compliance costs during a liquidation.

On November 9, 2009, we publicly announced that we were nearing completion of our review of strategic alternatives for the company and that such alternatives included a sale or merger of the entire company and an orderly liquidation of our assets, accompanied by one or more special cash distributions to our stockholders.

On November 11, 2009, we received a revised proposal from Cambridge Holdings that valued 80% — 85% of our outstanding common stock at $60 million, less a deduction of $10 million for the operating partnership units then held by Cambridge, and contemplated the termination of the management agreement with CIT Healthcare. The Cambridge Holdings proposal assumed that we would monetize all but two of our remaining mortgage loan assets and distribute all of our cash to our stockholders prior to consummation of the transaction. The proposal provided for the company to retain its status as a publicly traded REIT and for the company’s existing stockholders to retain a 15% — 20% ongoing ownership interest in the company.

On November 12, 2009, we sold our interests in two mortgage loans to an unaffiliated third party for approximately $22.4 million.

On November 17, 2009, Party D announced that it had reached an agreement to sell its healthcare net lease business to a publicly traded healthcare REIT.

On November 23, 2009, our special committee met to review a preliminary plan of liquidation and compared the values reflected in such plan of liquidation against management’s revised Standalone Business Plan.

On November 25, 2009, we filed a lawsuit against Cambridge Holdings and its affiliates, including its chairman and chief executive officer, seeking declaratory judgments that (i) we have the right, without the approval of Cambridge Holdings, to engage in a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio, (ii) Cambridge Holdings’ contractual right to put its own interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by Cambridge Holdings do not entitle Cambridge Holdings to receive any special cash distributions made to our stockholders, including any liquidating distributions declared pursuant to our plan of liquidation. We also brought affirmative claims for tortious interference by Cambridge Holdings with our prospective contract with Party D and for breach by Cambridge Holdings of the implied covenant of good faith and fair dealing.

On December 4, 2009, the special committee and its advisors and the board of directors reviewed and considered a draft plan of liquidation prepared by management. In connection therewith, the special committee reviewed and considered management’s estimates of the values of our assets, the confirmatory valuations provided on our three remaining mortgage loan assets and our Bickford and SMC interests received from separate outside valuation experts, our current and contingent liabilities and obligations, the costs associated with liquidation and the estimated general and administrative costs required to operate the company. The special committee and the board of directors also reviewed a draft proxy statement to the company’s stockholders soliciting approval of the plan of liquidation. The special committee and the board also received an update from management and Credit Suisse on parties who had recently expressed an interest in a transaction with the company. Since the company had announced on November 9, 2009, that it was completing its review of strategic alternatives, eleven new potentially interested parties had contacted management or Credit Suisse to express an interest in a range of different transactions involving all or only some of the company’s assets. Seven of these parties entered into confidentiality agreements and were granted access to the company’s online data room. No definitive terms of a transaction had been discussed at that time. The special committee and the board also discussed the terms of a potential performance share award to Mr. Besecker and several members of the company’s senior management which would incentivize these individuals to maximize the proceeds of a liquidation or sale of the company and expedite the return of capital to the company’s stockholders.

Also on December 4, 2009, our then chief executive officer, Mr. Kellman, resigned from our company, effective immediately. Our board appointed Salvatore (Torey) V. Riso, Jr., then our chief compliance officer and secretary, as our new chief executive officer.

On December 10, 2009, our special committee and our board of directors reviewed a final plan of liquidation of the company and a revised draft of the proxy statement soliciting our stockholders approval of the plan of liquidation. The special committee determined that the plan of liquidation was advisable and in the best interests of the company and our stockholders and resolved to recommend to the full board of directors that such plan of liquidation be adopted and presented to the stockholders for approval. On the same date, our board of directors determined, based on the recommendation of the special committee, that the plan of liquidation was advisable and in the best interests of the company and our stockholders and recommended that our stockholders approve the plan of liquidation. On the same date, our board of directors approved the grant of a performance share award for 5,000 shares of the company’s common stock to each of Mr. Besecker and Mr. Riso, the grant of a performance share award for 3,000 shares of the company’s common stock to Mr. Hughes, the company’s chief financial officer, treasurer, chief compliance officer and secretary and the grant of a performance share award for 1,000 shares of common stock to Mr. McDugall, the company’s then chief investment officer. See “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.”

Recent Events

On January 15, 2010, we entered into an amended and restated management agreement with our manager, CIT Healthcare, which reduced the monthly base management fee and the fee payable to CIT Healthcare upon termination of the management agreement.

On January 21, 2010, Credit Suisse received a letter from Mr. Geoffrey Kauffman, President and Chief Operating Officer of Tiptree, proposing a tender offer for up to 100% of the shares of our company for a price of

$8.50 per share and that the current management agreement with CIT Healthcare be replaced with a combination of internal management and an advisory agreement with Tiptree’s management company. Tiptree’s proposal provided that the source for the cash tender offer would be (i) the company’s cash on hand net of short term payables and announced dividends and (ii) Tiptree’s cash on hand. Tiptree’s proposal did not contemplate the participation of Mr. Kellman, and Mr. Kellman did not participate in any way in the negotiations between management and the special committee, on the one hand, and Tiptree, on the other hand, with respect to the proposed tender offer or any other transaction involving the company and Tiptree.

On that same day, Mr. Besecker directed Credit Suisse to let Tiptree know that we would contact them shortly after the special meeting of shareholders and board meeting that was to take place on January 28, 2010.

On January 27, 2010, Mr. Besecker met with Party H who proposed to buy assets of Care for $2-$4 per share to be refined after additional due diligence.

On January 28, 2010, at a special meeting of the stockholders of the company, the plan of liquidation was approved.

On or about February 1 and 2, 2010, we sent out letters to interested parties requesting bids for one or more assets of the company with a bid deadline of February 16, 2010.

On February 2, 2010, Mr. Riso, along with employees of our manager, Mr. Kauffman, and Luke Scheuer of Tiptree had a telephonic meeting to discuss Tiptree’s proposal and obtain an overview of Tiptree.

On February 4, 2010, Tiptree executed a new confidentiality agreement.

On February 8, 2010, Mr. Riso, along with employees of our manager, met with Mr. Kauffman and Mr. Scheuer at CIT’s offices in New York City to discuss a revised proposal by Tiptree to acquire a controlling interest in the company. Tiptree proposed to make an equity investment in our common stock at a price of $8.78 per share and a minimum of approximately 5,125,000 shares of our common stock, conditioned upon our company conducting a self tender for up to 100% of our common stock from our stockholders at the same $8.78 per share price. Tiptree proposed that if more than 17,200,000 shares of our company’s common stock were tendered in the tender offer, Tiptree would increase its purchase of shares by the amount of the excess over 17,200,000 to preserve working capital. If less than 15,200,000 shares were tendered, Tiptree would have the option to increase its equity investment by the amount of the shortfall in order to preserve at least a 50.1% ownership stake in our company. If between 15,200,000 and 17,200,000 shares were tendered in the tender offer, Tiptree would purchase 5,125,000 shares of common stock. The proposal was conditioned upon (i) a minimum of 10,250,000 shares tendered in the tender offer, (ii) no material adverse changes to our company, (iii) Tricadia Capital being named to replace CIT Healthcare as the external manager of our company, and (iv) CIT Healthcare agreeing to enter into a transition services agreement with our company to transition management services to Tricadia Capital after the closing.

On February 9, 2010, Mr. Riso received a proposal from Party H to purchase all of the company’s common stock for $3.00 per share net of the company’s cash on hand and not including the purchase of our then existing loan portfolio. The proposal provided for 28-day due diligence period following board approval.

On February 10, 2010, Mr. Riso and representatives from McDermott met telephonically with representatives of Tiptree and Schulte Roth & Zabel LLP (“Schulte Roth”), counsel to Tiptree, to discuss legal issues relating to the transaction structure proposed by Tiptree.

On February 12, 2010, Mr. Kauffman, Mr. James McKee of Tricadia Capital and Mr. Scheuer, met telephonically with members of Schulte Roth and members of McDermott to discuss Cambridge litigation due diligence.

On February 19, 2010, a loan from the company’s mortgage portfolio matured and we received proceeds of approximately $10 million.

On February 23, 2010, our board of directors approved an amendment and restatement of the performance share award agreements granted to Flint D. Besecker, Salvatore (Torey) V. Riso, Jr., Paul F. Hughes and Michael P. McDugall on December 10, 2009. The performance share awards were amended and restated such that the awards are now triggered upon the consummation, during 2010, of one or more of the following transactions that results in a return of value to our stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of our company, (ii) a tender offer made directly to our stockholders either by us or a third party for at least a majority of our issued and outstanding common stock, or (iii) the declaration of aggregate distributions by our board equal to or exceeding $8.00 per share.

At the special committee meeting held on February 23, 2010, our management reported on the status of the Cambridge Holdings litigation, the status of the bid process for the assets of the company, the general terms of the asset bids that the company had received thus far, the status of the Tiptree discussions, the offer from Party H and the decision by management not to pursue it due to the execution risk of the offer and the fact that Party H did not appear to be willing to assume full litigation risk associated with the Cambridge Holdings dispute. The special committee authorized management to pursue a sale of one of our mortgage loans and to continue to pursue the Tiptree Transaction.

On February 24, 2010, Mr. Kauffman, Mr. Scheuer, Mr. McKee and members of Schulte Roth met telephonically with Mr. Riso and representatives of Credit Suisse and McDermott to discuss the structure of the potential transaction with Tiptree as well other material open terms, such as conditions to closing and deal protection provisions.

On February 26, 2010, we received a revised proposal from Tiptree providing for a price of $8.82 per share as well as revised share purchase numbers. On that same day, Mr. Kauffman, Mr. Scheuer, Mr. McKee, Mr. Michael Littenberg of Schulte Roth and Mr. Riso had a telephonic meeting with representatives of Credit Suisse and McDermott to discuss the structure and revised share price.

On March 1, 2010, the special committee met to receive an update on the discussions with Tiptree and to consider Tiptree’s request for exclusivity. Our special committee authorized management to enter into exclusive negotiations with Tiptree for a two-week period provided that Tiptree would agree to a price of $9.00 per share.

On that same day, Mr. Riso had a telephonic meeting with Mr. Kauffman during which Tiptree agreed to a price of $9.00 per share. As a result, we entered into an exclusivity agreement with Tiptree that would expire at 5:00 p.m. on March 12, 2010.

On March 2, 2010, we received a letter from Cambridge Holdings reiterating its proposal to acquire the company’s interest in Cambridge Holdings, Bickford and SMC for $60 million.

On the same day, we sold our interest in a mortgage loan to an unaffiliated third party for net proceeds of approximately $5.9 million.

On March 8, 2010, Mr. Riso met telephonically with Mr. Littenberg, Mr. Kauffman Mr. McKee and representatives of McDermott to discuss class action litigation due diligence.

On March 11, 2010, our special committee and board of directors met to receive an update on the status of the Tiptree discussions, a summary of the draft purchase agreement and an update on the asset disposition discussions. Mr. Besecker reported that Tiptree had agreed to raise their bid to $9.00 per share and had agreed to conditions which would minimize execution risk for closing a potential transaction which no other buyers were willing to agree to. Mr. Riso then discussed the structure and specific terms of the transaction with Tiptree, including the deal protection provisions and other mechanisms the company had successfully negotiated to minimize execution risk, the status of the purchase and sale agreement and related documents, and the handful of open issues that remained between the two parties. The special committee also discussed the March 2 letter from Cambridge Holdings, concerning Cambridge Holdings reiterated proposal to acquire the company’s interest in Cambridge Holdings, Bickford and SMC for $60 million, and management’s proposed response. In addition, representatives from McDermott gave a presentation on the standards for approval of the Tiptree Transaction and related fiduciary duties of the special committee and the board.

On March 12, 2010, we extended the exclusivity agreement with Tiptree that was to expire on March 12 to 5:00 p.m. on March 16, 2010.

On March 15, 2010, our special committee and our board approved the proposed issuance of our common stock to Tiptree, determined that the tender offer was substantively and procedurally fair to Care’s stockholders, including Care’s unaffiliated stockholders, and that the price to be paid to Care’s stockholders was fair to Care’s stockholders, including Care’s unaffiliated stockholders from a financial point of view, approved the tender offer, and recommended that the stockholders approve the issuance of shares to Tiptree in accordance with the purchase and sale agreement and the abandonment of the plan of liquidation in favor of the Tiptree share purchase. Our special committee and our board relied upon Tiptree’s reputation and financial strength and the absence of a financing contingency in approving the issuance of shares to Tiptree and made such inquiries as they deemed appropriate to satisfy themselves that financing for the tender offer is assured. Prior to executing the Purchase Agreement, our special committee and our board required Tiptree to provide evidence of Tiptree’s financial ability to fund the issuance of shares, including a copy of its balance sheet for the year ended December 31, 2009, which evidenced sufficient cash on hand to fund the issuance of the shares in full.

On March 16, 2010, Care and Tiptree entered into the Purchase Agreement which provides that the company will issue, and Tiptree will purchase, for a purchase price of $9.00 per share, a minimum of 4,445,000 shares of the company’s common stock, and that Tiptree may purchase additional newly issued shares depending on the number of shares tendered (and not withdrawn) in the tender offer. We agreed to use the proceeds from the issuance of common stock to Tiptree, combined with cash on hand, to effect the tender offer for up to all of our outstanding common stock at a fixed price of $9.00 per share. On March 15, 2010, the last trading day prior to the public announcement of the execution of the purchase agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share.

On March 18, 2010, we provided notice to Cambridge Holdings that we had entered into the purchase and sale agreement with Tiptree for a transaction that may result in the change of control of the company. We provided this notice in accordance with the terms of a put agreement entered into in connection with our investment in the Cambridge portfolio. By its terms, the notice provided Cambridge Holdings with the option to “put” its interests in the portfolio to us at a price equal to the then-fair market value of such interests - as mutually agreed by the parties - or, lacking such mutual agreement, at a price determined through qualified third party appraisal. In our notice, we also reserved and reiterated our position, taken in the litigation, that the “put” option expired when Cambridge Holdings declined to exercise it in response to a prior notice from us regarding a contemplated (but unconsummated) change of control transaction in April 2009.

On March 22, 2010, a representative of Cambridge Holdings sent a letter to Mr. Riso stating that Cambridge Holdings declined to exercise its put right, if any, under the put agreement, and that they believed that the Tiptree Transaction was in violation of the limited partnership agreements of the Cambridge Holdings’ assets.

On June 10, 2010, our special committee and our board of directors met to clarify that they believed that the stock issuance to Tiptree was substantively and procedurally fair to Care’s stockholders, including Care’s unaffiliated stockholders, and the price to be paid by Tiptree was fair from a financial point of view to Care’s stockholders, including Care’s unaffiliated stockholders.

On June 30, 2010, our special committee and our board of directors unanimously approved an amendment to the Purchase Agreement extending the outside date by which Care would have to extend the offer period to September 30, 2010. On July 6, 2010, Care and Tiptree executed a First Amendment to the Purchase Agreement to so extend the outside date.

Purpose of the Tiptree Transaction.  The purpose of the Tiptree Transaction is to provide our stockholders with a liquidity event and to facilitate the equity investment by Tiptree. Our rationale was that the tender offer would represent a mechanism to provide all stockholders with the opportunity to tender all or a portion of their shares for cash at a premium to the trading price of Care’s common stock on the last trading day prior to the public announcement of the execution of the Purchase Agreement and at a premium to the price per share estimated to be received under the plan of liquidation, which will be abandoned, subject to the satisfaction of certain offer conditions described in this Offer of Purchase. The tender offer would also afford stockholders the option not to participate if they are able to achieve a higher price in the market or otherwise desire to retain ownership of their shares of the company following the investment by Tiptree.

Fairness of the Tiptree Transaction.  The special committee has determined that the Tiptree Transaction is substantively and procedurally fair to Care’s stockholders, and that the price to be paid to Care’s stockholders in the tender offer and the price to be paid to Tiptree in the stock issuance were both fair to Care’s stockholders, including Care’s unaffiliated stockholders from a financial point of view, and the Tiptree Transaction was unanimously approved by the special committee and the board.

In reaching these determinations, our board of directors and our special committee consulted with our management and our financial and legal advisors and considered the following factors:

•	the extensive sale process for the company undertaken over a period of more than one year, led by Care’s financial advisor, Credit Suisse, wherein the company received, evaluated and negotiated numerous strategic alternatives, including many offers to acquire all of the issued and outstanding common stock of the company through a merger, tender offer or similar business combination, none of which was successful;

•	our stockholders’ approval, at a special meeting held on January 28, 2010, of our plan of liquidation, which involved a complete liquidation of Care’s assets at an estimated total liquidation value range of $8.05-$8.90 per share, compared to the price that Tiptree will pay ($9.00 per share) and the price offered to the company’s stockholders ($9.00 per share) in the tender offer, which is superior;

•	none of the individual asset bids received by Care exceeded the “components of value” ranges developed by Care in connection with the plan of liquidation;

•	the tender offer is for up to 100% of our outstanding common stock and thus presents an opportunity for all of our stockholders to receive, on a current basis, $9.00 in cash for each share of common stock that they own, rather than having to wait for assets to be disposed of and cash proceeds distributed pursuant to the plan of liquidation;

•	the price offered to our stockholders in the tender offer of $9.00 per share is the same price that Tiptree, an unaffiliated third party, agreed to pay for our common stock pursuant to the Purchase Agreement;

•	the purchase price of $9.00 per share payable to the company by Tiptree and payable to the company’s stockholders in the tender offer represents a 7.7% premium over the closing price of the company’s common stock on the NYSE on Monday, March 15, 2010 ($8.36), the last trading day prior to the public announcement of the execution of the Purchase Agreement, and a 6.4% premium over the highest closing price ($8.46) of the company’s common stock during the 52-week period preceding such date;

•	Tiptree has agreed to assume certain closing-related risks pertaining to our pending litigation with Cambridge Holdings, which other interested parties were not willing to do;

•	stockholders seeking to monetize their investment may do so by tendering shares, and stockholders who wish to remain stockholders may do so by not tendering shares; and

•	the execution risks associated with the proposed plan of liquidation are likely greater than the execution risks associated with the Tiptree Transaction.

Our special committee and board of directors believed that each of the above factors generally supported its determination and recommendation. Our special committee and board of directors also considered and reviewed with management a number of potentially negative factors, including those listed below:

•	there is no assurance that we will be successful in our tender offer and have the minimum number of shares tendered for the transaction to close;

•	the fact that Cambridge Holdings has asserted a right to approve any sale or disposition of our direct or indirect interests in the Cambridge portfolio, including a change in control of the company;

•	the actual or potential conflicts of interest which certain of our executive officers and our directors have in connection with the Tiptree Transaction (See “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares”);

•	the costs to be incurred by our company in connection with execution of the transaction and the tender offer, including significant accounting, financial advisory and legal fees; and

•	the possibility that stockholders may, depending on their tax basis in their stock, recognize taxable gains (ordinary and/or capital gains) in connection with the completion of the transaction.

The above discussion concerning the information and factors considered by our special committee and board of directors is not intended to be exhaustive, but includes the material factors considered by our special committee and board of directors in making their determinations. Our special committee and our board of directors considered a number of additional valuation factors but ultimately concluded that those valuation factors were not relevant to the Tiptree Transaction or our business. For example, our special committee and board of directors did not believe that net book value was relevant to their conclusion that the Tiptree Transaction was fair to stockholders. Liquidation value, based on asset fair market values, and historical market prices were deemed to be relevant measures of actual value, whereas book value which is based on historic costs of assets was not deemed to reflect the actual value of Care’s assets.

In addition, the special committee and board of directors did not believe that the going concern value of Care was relevant to a determination of the fairness of the Tiptree Transaction. After an extensive sale process for the company undertaken over a period of more than a year, and after receiving, evaluating and negotiating numerous strategic alternatives, our special committee and our board of directors determined that the proposed plan of liquidation was in the best interests of stockholders. Subsequent to the approval of the plan of liquidation, Care negotiated a transaction which increased the value to stockholders and also allowed stockholders to retain their investment in Care. Consequently, the special committee and board of directors did not believe that the going concern value of Care provided a useful means of valuing Care in connection with the Tiptree Transaction.

The special committee and our board of directors also considered various factors in determining the procedural fairness of the Tiptree Transaction. The special committee and the board of directors believe that appropriate procedural safeguards were taken in connection with the deliberation and approval of the Tiptree Transaction because:

•	our board of directors formed a special committee in July 2008, consisting of three directors (Messrs. Bisbee and Gorman and Ms. Robards), each of whom qualified as an “independent director” under the rules of the NYSE and Care’s own independence definition, to consider the strategic alternatives and the terms and prices in connection therewith (Mr. Gorman resigned in October of 2009);

•	Mr. Besecker, our current chairman and a former president of CIT Healthcare LLC, Care’s external manager, joined the special committee in October 2008, and although not independent under the rules of the NYSE and Care’s definition of independent director, he was determined to have no affiliation or economic interest in either CIT Healthcare or any of the potential bidders for the company;

•	each stockholder can determine individually whether or not to tender shares in the tender offer. Accordingly, those stockholders who do not believe that the tender offer is fair or those who wish to continue their investment in Care are not required to tender their shares;

•	although the structure of the transaction does not provide stockholders with an opportunity to vote on the tender offer, we are seeking approval for (i) the issuance of shares to Tiptree pursuant to the Purchase Agreement, (ii) the abandonment of the plan of liquidation approved by the stockholders on January 28, 2010 in favor of the Tiptree Transaction (contingent upon the closing of the Tiptree Transaction), (iii) an amendment to the company’s Charter to remove the REIT protective provision that prohibits any transfer of capital stock that would cause the company to be beneficially owned by less than 100 stockholders in order to permit the Tiptree Transaction, (iv) an amendment to the company’s charter to reinstate the REIT protective provision 20 calendar days after the consummation of the Tiptree Transaction and (v) adjournment of the special meeting if there are not sufficient votes at the time of the special meeting to approve the foregoing four proposals. The proxy statement that we are distributing to stockholders soliciting their proxies for the special meeting disclosed our intention to effect the Tiptree Transaction, which includes the tender offer;

•	after the initiation of the tender offer, our board of directors may still consider superior proposals under the terms of the Purchase Agreement; and

•	no stockholders will be treated differently from any other stockholders. Shares will be purchased from all stockholders at $9.00 per share.

Due to the timing and nature of the transaction, neither the special committee nor the board of directors appointed an independent representative to act exclusively as the agent of the unaffiliated stockholders for the purpose of negotiating the tender offer or preparing a written report concerning the fairness of the tender offer. In addition, the special committee and our board of directors recognize that the tender offer is not being submitted to a vote of the unaffiliated stockholders; however, the special committee and the board believe that a decision to tender or not to tender is tantamount to such unaffiliated stockholder’s “vote.” Given the above listed procedural safeguards, the special committee and the board of directors believe that the Tiptree Transaction is procedurally fair to the unaffiliated stockholders despite the fact that the tender offer is not being submitted to a vote of such stockholders and there is no separate independent unaffiliated representative for such stockholders.

In determining that the Tiptree Transaction is fair to our unaffiliated stockholders, each of the special committee and our board of directors considered the above substantive and procedural factors as a whole and concluded that the positive factors relating to the Tiptree Transaction outweighed the negative factors. Because of the variety of factors considered, however, neither the special committee nor the board of directors found it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee and the board of directors may have assigned different weights to various factors. The determination of the special committee and the board of directors was made after consideration of all the factors together.

Our special committee and the board of directors have unanimously approved the tender offer. However, neither we, nor any member of our special committee or board of directors, our executive officers, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials, including our reasons for making the tender offer. You should discuss whether to tender your shares with your broker or other financial, legal or tax advisors.

Certain Effects of the Tiptree Transaction.  The Tiptree Transaction provides participating stockholders with the benefit of being able to obtain liquidity for their shares on potentially more favorable terms than would otherwise be available in the open market. The amount per share each participating stockholder may receive is equal to an amount that exceeds the current and recent historical market prices of our shares. The Tiptree Transaction provides certainty of a premium price determined to be a fair price by our board of directors and a special committee thereof without the risk of not being able to sell in the open market and without the brokerage fees and commissions typically associated with sales of securities. Stockholders who tender all their shares, however, will not participate in any future value or profits generated by the company. As a result of the transaction, all of our stockholders, including the unaffiliated stockholders, may recognize a gain or loss in the event they tender their shares in this tender offer. Stockholders who do not tender, both our affiliated and the unaffiliated stockholders, will not have any tax implications as a result of this tender offer. Please refer to “Special Factors — Material U.S. Federal Income Tax Consequences” for a detailed description of the United States federal income tax effects of this tender offer on you and Care as a result of this Tiptree Transaction.

Stockholders who choose not to tender their shares in the tender offer and stockholders who otherwise retain an equity interest in the company as a result of a partial tender of shares will continue to be stockholders of the company and thus share in the company’s future results of operations, and will bear the attendant risks and rewards associated with owning equity securities of the company, including risks resulting from the company’s purchase of shares in the tender offer and the sale of shares to Tiptree. Stockholders who choose not to tender their shares in the tender offer may realize an increase or a decrease in their relative equity interest in the company following the consummation of the tender offer, depending on the number of shares tendered in the tender offer and the number of shares purchased by Tiptree pursuant to the Purchase Agreement.

Additionally, stockholders who choose not to tender their shares may experience significantly reduced trading volume and liquidity in Care common stock. Following completion of the Tiptree Transaction, the company may have substantially reduced “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and will likely have fewer stockholders. Additionally, as a result of the Tiptree Share Purchase, Tiptree will likely acquire a controlling interest in the company. At the time of this tender offer, Care had approximately 93 record holders and approximately 1,372 beneficial holders. Due to its low number of record stockholders, Care is currently eligible to terminate the registration of its common stock under the Exchange Act and cease filing periodic reports with the SEC. Under the stockholder distribution requirements contained in the continued listing standards of the NYSE, Care is required to have a minimum of 400 stockholders. Under the Purchase Agreement, Tiptree has represented to us that it intends to maintain the company’s Exchange Act registration and NYSE listing, and has covenanted to use commercially reasonable efforts to maintain the company’s NYSE listing for a period of one year following completion of the Tiptree Transaction. However, notwithstanding Tiptree’s representation and covenant in the Purchase Agreement, depending upon the success of the tender offer, the company’s stockholder numbers may fall below the numbers required under the continued listing standards of the NYSE or the company may fail to continue to meet any of the other requirements for continued listing. As a result, we cannot ensure that, as a result of the tender offer, the NYSE will not involuntarily delist the company for falling below the minimum shareholder requirements under its continued listing standards. If an involuntary delisting were to occur, Care may choose to list on another exchange or on the OTC Bulletin Board which would likely result in lower trading volume and less liquidity. These factors may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price.

The Tiptree Transaction could also have the result of disqualifying Care as a REIT if Care is not able to meet the organizational requirements under the Internal Revenue Code that require that (i) Care’s common stock be held by at least 100 actual stockholders for at least 335 days in any tax year and (ii) not more than 50% in value of a REIT’s outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. In conjunction with the Tiptree Transaction, and if approved by our stockholders, we will remove from our charter the REIT protective provision that prohibits any transfer of capital stock that would cause the company to be beneficially owned by less than 100 stockholders. If approved by stockholders, it is further expected that the REIT protective provision would be reinstated 20 calendar days after the consummation of the Tiptree Transaction in order to protect our REIT status going forward. As a result of an amendment to our charter to remove the REIT protective provision, we could cease to qualify as a REIT. If we cease to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates and this would have significant adverse consequences to us and the value of our common stock.

Pursuant to the terms of the Purchase Agreement, after the closing of this tender offer, expected to occur on August 13, 2010, Care will issue, and Tiptree will purchase, a minimum of 4,445,000 newly issued shares of the company’s common stock, subject to upward adjustment (a) if more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, by a number of shares equal to the difference between the actual number of shares tendered in the tender offer (and not withdrawn) and 18,000,000 in order to fund the purchase of shares by the company in the tender offer, or (b) at the election of Tiptree, if fewer than 16,500,000 shares are tendered in the tender offer, in order to give Tiptree ownership of up to 53.4% of the shares of the company’s common stock on a fully-diluted basis after taking into account the shares tendered by the stockholders to the company in the tender offer. For example, if 14,000,000 shares are tendered, Tiptree is required to purchase 4,445,000 newly issued shares and has the option to purchase up to an additional 2,735,500 newly issued shares, for a total of 7,180,500 shares of our common stock, resulting in Tiptree owning 53.4% of the company. If, however, 19,000,000 shares of our common stock are tendered (and not withdrawn), Tiptree must purchase a total of 5,445,000 newly issued shares, resulting in Tiptree owning 81.1% of the company after consummation of the tender offer.

The following table illustrates the relationship of Tiptree’s expected ownership in the company pursuant to the terms of the Purchase Agreement and that of existing stockholders following the closing of the tender offer under various tender offer outcomes. The table is for illustration purposes only and should not be relied upon for any prediction of the outcome of the tender offer.

Tiptree and Existing Stockholder Pro-forma Ownership under Assumed Tender Offer Scenarios

Shares Tendered by Existing Stockholders*, **	10,300,000	14,000,000	15,000,000	16,500,000	17,000,000	18,000,000	19,000,000
Shares Purchased by Tiptree	11,420,000	7,180,500	6,034,000	4,445,000	4,445,000	4,445,000	5,445,000
Existing Stockholder Pro-forma Ownership	46.6%	46.6%	46.6%	45.9%	42.4%	33.8%	18.9%
Tiptree Pro-forma Ownership	53.4%	53.4%	53.4%	54.1%	57.6%	66.2%	81.1%

*	If less than 16,500,000 shares are tendered, Tiptree is required to purchase 4,445,000 shares and has the option to increase its share purchase in order to acquire an aggregate of up to 53.4% ownership interest in the company on a fully diluted basis.

**	If more than 18,000,000 shares are tendered (and not withdrawn) in the tender offer, Tiptree is required to purchase 4,445,000 shares and must purchase the number of shares equal to the difference between the actual number of shares tendered (and not withdrawn) in the tender offer and 18,000,000 in order to fund the purchase of shares by the company in the tender offer.

See “The Tender Offer — Certain Information Concerning the Company.”

Stockholders may be able to sell non-tendered shares in the future on the NYSE or otherwise at a net price significantly higher or lower than the purchase price in the tender offer. We can give no assurance as to the price at which a stockholder may be able to sell his or her shares in the future, which may be higher or lower than the purchase price paid by us in the tender offer.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. Currently, our shares are eligible for termination of registration under the Exchange Act since we have less than 300 holders of record. Although the tender offer will result in fewer holders of record, the company intends to continue to be registered under the Exchange Act and intends to continue to list its shares on the NYSE to the extent it remains eligible to do so.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE. In accordance with the Purchase Agreement, we will issue new shares of our common stock to Tiptree at the closing of the tender offer (as described below).

We may, in the future, decide to purchase additional shares of our common stock. Any such purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of the tender offer. Rule 13e-4 promulgated under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten (10) business days after the Expiration Time.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the repurchase of shares pursuant to the tender offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

If the maximum of 20,265,924 shares, or all of the issued and outstanding common stock and performance share awards of the company eligible to be tendered, are purchased in the tender offer at a price of $9.00 per share, the aggregate purchase price for the shares will be approximately $182,393,316. We expect to fund the purchase of shares pursuant to the tender offer and the related fees and expenses from available cash on hand and from the proceeds of the Tiptree Share Purchase.

We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses. See “The Tender Offer — Source and Amount of Funds.”

Other Plans.  Except as otherwise disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any change in our present board or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any vacancies on the board (except that we may fill vacancies arising on the board in the future) or to change any material term of the employment contract of any executive officer;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be listed on NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(b) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of the company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

2.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of the close of business on July 2, 2010, there were 20,235,924 shares of our common stock issued and outstanding on a fully diluted basis. As of that date, (i) 435,000 shares of common stock were reserved for issuance upon the exercise of company warrants, (ii) no shares of company common stock were reserved for issuance upon vesting and settlement of company RSUs and (iii) 30,000 shares of common stock were reserved for issuance upon the settlement of company performance share awards granted to our chairman and certain of our executive officers. We are offering to purchase up to all outstanding shares of our common stock pursuant to the tender offer.

As of July 2, 2010, our directors and executive officers as a group (9 individuals, including our former chief executive officer and our former chief investment officer, who resigned on December 4, 2009 and March 18, 2010, respectively, and whose beneficial ownership figures are as of March 25, 2010, beneficially owned an aggregate of 207,957 shares, representing approximately 1.0% of the total number of outstanding shares of our common stock as of July 2, 2010 (20,235,924 shares). Our directors and executive officers are entitled to participate in the tender offer on the same basis as all other stockholders.

Our directors and executive officers have advised us that, depending on market conditions and tax considerations, they may tender in the tender offer or sell in the open market during the tender offer period all or a portion of their equity holdings. For more information regarding the equity interests of our directors and executive officers, please see “Security Ownership by Certain Beneficial Owners and Management” under “Special Factors — Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares” and the information incorporated by reference in this Offer to Purchase.

Interests of Certain Persons in the Tender Offer.  In considering the recommendation of our special committee and board of directors to approve the tender offer, our stockholders should consider that, as described below, the tender offer may have certain effects upon our officers and directors and our manager that differ from, or are in addition to (and therefore may conflict with), the interests of our stockholders. Our special committee and board of directors is aware of these interests and considered them in approving the tender offer.

On December 10, 2009, in conjunction with the adoption of the plan of liquidation, the board awarded performance share awards to Flint D. Besecker, the company’s chairman of the board, Salvatore (Torey) V. Riso, Jr., the company’s chief executive officer and Paul F. Hughes, the company’s chief financial officer, which awards were tied to the amount of the distribution to stockholders in conjunction with the plan of liquidation. On February 23, 2010, the board of Care approved an amendment and restatement of the performance share award agreements such that the awards are now triggered upon the execution, during 2010, of one or more of the following transactions that results in a return of liquidity to the company’s stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of the company, (ii) a tender offer made directly to the company’s stockholders either by the company or a third party for at least a majority of the company’s issued and outstanding common stock, or (iii) the declaration of aggregate distributions by the company’s board equal to or exceeding $8.00 per share.

If the tender offer is completed as described in this offer to purchase,

•	Flint D. Besecker’s performance share award entitles him to receive 10,000 additional shares, which will represent $90,000 in value.

•	Salvatore (Torey) V. Riso, Jr.’s performance share award entitles him to receive 10,000 additional shares, which will represent $90,000 in value.

•	Paul F. Hughes’s performance share award entitles him to receive 6,000 additional shares, which will represent $54,000 in value.

Consequently, these individuals may be more likely to support the tender offer than might otherwise be the case if they did not expect to receive those payments.

On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrants to purchase the 435,000 shares of the company’s common stock in exchange for $100,000 effective upon the closing of the Tiptree Transaction.

Except as set forth in this offer to purchase, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Security Ownership by Certain Beneficial Owners and Management.  The following table sets forth the beneficial ownership of our common stock, as of July 2, 2010, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors, (3) each of our named executive officers (including Mr. Kellman and Mr. McDugall who resigned on December 4, 2009 and March 18, 2010, respectively, and whose beneficial ownership figures are as of March 25, 2010) and (4) our directors and named executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address for each beneficial owner listed below shall be c/o Care Investment Trust Inc., 505 Fifth Avenue, 6th Floor, New York, New York 10017.

	Amount and Nature
	of Beneficial
	Ownership of	Percent of
Name	Common Stock	Total(1)

CIT Group Inc.(2)
505 5th Avenue, 6th Floor
New York, New York 10017	8,024,040	38.82%
GoldenTree Asset Management LP(3)
300 Park Avenue, 21st Floor
New York, New York 10022	2,741,676	13.55%
Tyndall Capital Partners, L.P.(4)
599 Lexington Avenue, Suite 4100
New York, New York 10022	1,049,000	5.18%
F. Scott Kellman(5)	142,950	*
Flint D. Besecker(6)	13,118	*
Michael P. McDugall(7)	0	*
Salvatore (Torey) V. Riso Jr.(8)	40	*
Paul F. Hughes(9)	0	*
Gerald E. Bisbee, Jr. Ph.D.(10)	22,277	*
Karen P. Robards(10)	22,777	*
J. Rainer Twiford(10)	1,443	*
Steven N. Warden(11)	5,352	*
All Directors and Executive Officers as a Group (9 Persons)	207,957	*

*	The percentage of shares beneficially owned does not exceed one percent of the total shares of our common stock outstanding.

(1)	As of July 2, 2010, 20,235,924 shares of common stock were issued and outstanding and entitled to vote. The percent of total for all of the persons listed in the table above is based on such 20,235,924 shares of common stock, except for CIT Group Inc., whose percent of total is based on 20,670,924 shares of common stock, which includes a warrant to purchase 435,000 shares of our common stock. CIT Group Inc. is entitled to vote 7,589,040 shares.

(2)	In an amendment to Schedule 13D filed on October 2, 2008, CIT Real Estate Holding Corporation and CIT Healthcare LLC, each located at 505 Fifth Avenue, 6th Floor, New York, New York 10017, were deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 6,981,350 and 1,042,690 shares of our common stock, respectively. This amendment to Schedule 13D amended and supplemented the Schedule 13D originally filed on July 9, 2007 and was filed to report the grant to CIT Healthcare LLC of warrants to purchase 435,000 shares of our common stock pursuant to a warrant agreement by and between CIT Group Inc. and the company, dated September 30, 2008. By virtue of its 100% ownership of CIT Real Estate Holding Corporation and CIT Healthcare LLC, CIT Group Inc. was deemed to have shared voting and dispositive power over 8,024,040 shares of our common stock. On March 16, 2010, CIT Group Inc. entered into a warrant purchase agreement with Tiptree, pursuant to which, CIT Group Inc. will sell its warrant to purchase 435,000 shares of our common stock to Tiptree upon the closing of the Tiptree Transaction.

(3)	In an amendment to Schedule 13G filed on April 9, 2010, GoldenTree Asset Management LP was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 2,741,676 shares of our common stock. By virtue of serving as the general partner of GoldenTree Asset Management LP, GoldenTree Asset Management LLC was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. Likewise, Mr. Steven A. Tananbaum, by virtue of serving as managing member of GoldenTree Asset Management LLC, was deemed to have shared voting and dispositive power over the shares held by GoldenTree Asset Management LP. In a Schedule 13G filed on March 4, 2009, GoldenTree Asset Management LP, GoldenTree Asset Management LLC and Mr. Steven A. Tananbaum, together with GT Asset Management LP and GT Asset Management LLC, reported that they have ceased to be “beneficial owners” of our common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended.

(4)	In a Schedule 13G filed on February 5, 2010, Tyndall Capital Partners, L.P., located at 599 Lexington Avenue, Suite 4100, New York, New York 10022, was deemed, pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended, to hold shared voting and dispositive power over 1,049,000 shares of our common stock, due to its position as general partner of Tyndall Partners, L.P. and Tyndall Institutional Partners, L.P.

(5)	Mr. Kellman resigned as chief executive officer and president of our company on December 4, 2009. All of Mr. Kellman’s unvested restricted stock and restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. The amount of shares beneficially owned by Mr. Kellman in the table above is as of March 25, 2010.

(6)	All of Mr. Besecker’s unvested restricted stock and restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Besecker’s beneficial ownership figure does not reflect the 10,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(7)	Mr. McDugall resigned as chief investment officer of our company on March 18, 2010. All of Mr. McDugall’s unvested restricted stock and restricted stock units vested upon approval of the plan of liquidation by stockholders on January 28, 2010. Mr. McDugall’s beneficial ownership figure does not reflect the performance share award granted to him on December 10, 2009. The amount of shares beneficially owned by Mr. McDugall in the table above is as of March 25, 2010.

(8)	All of Mr. Riso’s unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Riso’s beneficial ownership figure does not reflect the 10,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(9)	All of Mr. Hughes’ unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010. Mr. Hughes’ beneficial ownership figure does not reflect the 6,000 shares issuable to him upon settlement of the performance share award granted to him on December 10, 2009.

(10)	All of our directors unvested restricted stock vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010.

(11)	All of Mr. Warden’s unvested restricted stock units vested upon the approval of the plan of liquidation by our stockholders on January 28, 2010.

Recent Securities Transactions.  Based upon our records and upon information provided to us by (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and (3) each of our named executive officers as of July 2, 2010, including our former chief executive officer and our former chief investment officer, who resigned on December 4, 2009 and March 18, 2010, respectively, and whose beneficial ownership figures are available as of March 25, 2010, neither we nor any of our beneficial owners of more than 5% of our outstanding common stock, nor any director or named executive officer have effected any transactions involving shares of our common stock during the 120 days prior to July 2, 2010, except as described below or incorporated by reference into this Offer to Purchase:

On March 18, 2010 and April 8, 2010, respectively, J. Rainer Twiford, a member of our board of directors, sold 18,334 shares of common stock at $8.92 per share and 1,401 shares of common stock at $8.92 per share, in open market transactions.

On March 18, 2010 and April 8, 2010, respectively, Flint D. Besecker, our chairman, sold 20,000 shares of common stock at $8.91 per share and 1,401 shares of company common stock at $8.92 per share, in open market transactions.

On March 18, 2010, Salvatore (Torey) V. Riso, Jr., our chief executive officer, sold 17,700 shares of common stock at $8.91 per share in an open market transaction.

On March 18, 2010, Paul F. Hughes, our chief financial officer, sold 8,524 shares of common stock at $8.91 per share in an open market transaction.

On March 22, 2010, Steven N. Warden, a member of our board of directors, sold 9,648 shares of common stock at $8.92 per share in an open market transaction.

On April 8, 2010, Gerald E. Bisbee, Jr., PhD., a member of our board of directors, sold 1,401 shares of common stock at $8.92 per share in an open market transaction.

On April 8, 2010, Karen P. Robards, a member of our board of directors, sold 1,401 shares of common stock at $8.92 per share in an open market transaction.

Equity Incentive Plans / Other Arrangements Regarding Securities.

Restricted Stock Grants.  At the time of our initial public offering in June 2007, we issued 133,333 shares of common stock to our manager’s employees, some of whom are officers or directors of Care and we also awarded 15,000 shares of common stock to Care’s independent board members. The shares granted to our manager’s employees had an initial vesting date of June 22, 2010, three years from the date of grant. The shares granted to our independent board members vest ratably on the first, second and third anniversaries of the grant. During the year ended December 31, 2008, 42,000 shares of restricted stock granted to our manager’s employees were forfeited and 10,000 shares vested due to a termination of an officer of the manager without cause. In addition, 20,000 shares of restricted stock were granted to a board member who formerly served as an employee of our manager. These shares had a fair value of $183,000 at issuance and had an initial vesting date of June 27, 2010. On January 28, 2010, our shareholders approved the plan of liquidation. Under the terms of each of these awards, the approval of the plan of liquidation by our stockholders accelerated the vesting of all outstanding awards on that day.

Restricted Stock Units.  On April 8, 2008, the compensation committee of the board of directors of Care awarded the company’s chief executive officer, 35,000 shares of restricted stock units (“RSUs”) under the Care Investment Trust Inc. Equity Incentive Plan (“Equity Plan”). The RSUs had a fair value of $385,000 on the grant date. The initial vesting of the award was 50% on the third anniversary of the award and the remaining 50% on the fourth anniversary of the award. Under the terms of these awards, stockholder approval of the plan of liquidation accelerated the vesting of the awards on that day.

On November 5, 2009, the board awarded the chairman of the board of directors 10,000 restricted stock units, which were initially subject to vesting in four equal installments, commencing on November 5, 2010. Under the terms of this award, shareholder approval of the plan of liquidation accelerated the vesting of this award on that day.

Long-Term Equity Incentive Programs.  On May 12, 2008, the compensation committee approved two new long-term equity incentive programs under the Equity Plan. The first program is an annual performance-based RSU award program (the “RSU Award Program”). All RSUs granted under the RSU Award Program included a vesting period of four years. The second program is a three-year performance share plan (the “Performance Share Plan”).

In connection with the initial adoption of the RSU Award Program, certain employees of our manager and its affiliates were granted 68,308 RSUs on the adoption date with a grant date fair value of $0.7 million. 9,242 of these shares were forfeited in 2009. 14,763 of these shares vested in May 2009. Achievement of awards under the 2008 RSU Award Program was based upon the company’s ability to meet both financial (AFFO per share) and strategic (shifting from a mortgage to an equity REIT) performance goals during 2008, as well as on the individual employee’s ability to meet performance goals. In accordance with the 2008 RSU Award Program, 49,961 RSUs and 30,333 RSUs were granted on March 12, 2009 and May 7, 2009, respectively. RSUs granted in connection with the 2008 RSU Award Program were initially subject to the following vesting schedule:

2010	34,840
2011	52,340
2012	52,343
2013	20,074

Under the terms of each of these awards, stockholder approval of the plan of liquidation accelerated the vesting of the awards on that day.

Under the Performance Share Plan, a participant is granted a number of performance shares or units, the settlement of which will depend on the company’s achievement of certain pre-determined financial goals at the end of the three-year performance period. Any shares received in settlement of the performance award will be issued to the participant in early 2011, without any further vesting requirements. With respect to the 2008-2010 performance periods, the performance goals relate to the company’s ability to meet both financial (compound growth in AFFO per share) and share return goals (total shareholder return versus the company’s healthcare equity and mortgage REIT peers). The compensation committee has established threshold, target and maximum levels of performance. If the company meets the threshold level of performance, a participant will earn 50% of the performance share grant if it meets the target level of performance, a participant will earn 100% of the performance share grant and if it achieves the maximum level of performance, a participant will earn 200% of the performance share grant. As of December 31, 2009, no shares have been earned under this plan.

On December 10, 2009, the company granted performance share awards to plan participants for an aggregate amount of 15,000 shares at target levels and an aggregate maximum of 30,000 shares. On February 23, 2009, the terms of the awards were modified such that the awards are now triggered upon the execution, during 2010, of one or more of the following transactions that results in a return of liquidity to the company’s stockholders within the parameters expressed in the agreement: (i) a merger or other business combination resulting in the disposition of all of the issued and outstanding equity securities of the company, (ii) a tender offer made directly to the company’s stockholders either by the company or a third party for at least a majority of the company’s issued and outstanding common stock, or (iii) the declaration of aggregate distributions by the company’s board equal to or exceeding $8.00 per share.

As of December 31, 2009, 210,677 shares of our common stock and 197,615 RSUs had been granted pursuant to the Equity Plan and 267,516 shares remain available for future issuances. The Equity Plan will automatically expire on the 10th anniversary of the date it was adopted. Care’s board of directors may terminate, amend, modify or suspend the Equity Plan at any time, subject to stockholder approval in the case of amendments or modifications. We recorded $2.3 million of expense related to compensation and $1.2 million of expense related to remeasurement of grants to fair value for the years ended December 31, 2009 and 2008, respectively. Approximately $0.8 million of the expense recorded in 2009 related to accelerated vesting in the aggregate. All of the shares issued under our Equity Plan are considered non-employee awards. Accordingly, the expense for each period is determined based on the fair value of each share or unit awarded over the required performance period.

Shares Issued to Directors for Board Fees.  On January 5, 2009, April 3, 2009, July 1, 2009, October 1, 2009, January 4, 2010, April 8, 2010 and July 2, 2010, respectively, 9,624, 13,734, 14,418, 9,774, 8,030, 5,604 and 5,772 shares of common stock with an aggregate fair value of approximately $462,500 were granted to our independent directors as part of their annual retainer. Each independent director receives an annual base retainer of $100,000, payable quarterly in arrears, of which 50% is paid in cash and 50% in common stock of Care. Shares granted as part of the annual retainer vest immediately.

Manager Equity Incentive Plan.  Upon completion of our initial public offering in June 2007, approximately 1.3 million shares were made available and we granted 607,690 fully vested shares of our common stock to our manager under the Manager Equity Plan adopted by the company on June 21, 2007 (the “Manager Equity Plan”). These shares are subject to our manager’s right to register the resale of such shares pursuant to a registration rights agreement we entered into with our manager in connection with our initial public offering. At December 31, 2009, 282,945 shares are available for future issuances under the Manager Equity Plan. The Manager Equity Plan will automatically expire on the 10th anniversary of the date it was adopted. Care’s board of directors may terminate, amend, modify or suspend the Manager Equity Plan at any time, subject to stockholder approval in the case of amendments or modifications.

Manager Warrants.  In consideration of an amendment to the CIT Healthcare management agreement and for the manager’s continued and future services to the company, the company granted CIT Healthcare, in its capacity as manager, warrants to purchase 435,000 shares of the company’s common stock at $17.00 per share under the Manager Equity Plan. The Warrant, which is immediately exercisable, expires on September 30, 2018. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree, pursuant to which our manager will sell its warrants to purchase the 435,000 shares of our company’s common stock in exchange for $100,000 effective upon the closing of the Tiptree Transaction.

Purchase Agreement.  The tender offer is being made in connection with the Purchase Agreement, dated March 16, 2010, by and between Care and Tiptree which provides that Care will issue, and Tiptree will purchase, a minimum of 4,445,000 newly issued shares of the company’s common stock, and may purchase additional shares depending on the number of shares tendered in this tender offer, for a purchase price of $9.00 per share. In that Purchase Agreement, we agreed to use the proceeds from the issuance of common stock to Tiptree to fund the tender offer for up to all of our outstanding common stock at a fixed price of $9.00 per share. If the tender offer is fully subscribed, Tiptree is expected to own 100% of the issued and outstanding shares of the company’s common stock. See “Certain Effects of the Tender Offer” under “ Special Factors — Reasons for the Tiptree Transaction; Certain Effects of the Tiptree Transaction.”

Other Agreements, Arrangements or Understandings.  Except for the Purchase Agreement, outstanding warrants, company Performance Share Awards and company RSUs, and except as otherwise described in this Offer to Purchase or incorporated by reference into this offer to purchase, neither we nor, to the best of our knowledge, any beneficial owner of 5% or more of our common stock or any of our directors or named executive officers is a party to any agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Other Transactions with Affiliates

On September 30, 2008, we entered into an amendment to the management agreement with CIT Healthcare, our manager. Pursuant to the terms of the amendment, the base management fee payable to the manager under the management agreement was reduced from a monthly amount equal to 1/12 of 1.75% of Care’s equity to a monthly amount equal to 1/12 of 0.875% of Care’s equity. In addition, pursuant to the terms of the amendment, the incentive fee payable to the manager pursuant to the management agreement was eliminated and the termination fee payable to the manager upon the termination or non-renewal of the management agreement was amended to equal the average annual base management fee as earned by the manager during the two years immediately preceding the most recently completed fiscal quarter prior to the date of termination times three, but in no event less than $15.4 million. No termination fee would be payable if we terminate the management agreement for cause.

In consideration of the amendment and for the manager’s continued and future services to Care, we granted the manager warrants to purchase 435,000 shares of our common stock at $17.00 per share under the manager equity plan adopted by Care on June 21, 2007. See “Equity Incentive Plans / Other Arrangements Regarding Securities” in this section for more information on the manager warrants.

In November 2008, we repurchased 1,000,000 shares of our common stock from GoldenTree Asset Management LP at $8.33 per share pursuant to our share repurchase program.

On January 15, 2010, we entered into an amended and restated management agreement with CIT Healthcare, our manager. Pursuant to the terms of the amended and restated management agreement, which became effective upon approval of the plan of liquidation by our stockholders on January 28, 2010, the base management fee was reduced to a monthly amount equal to (i) $125,000 from February 1, 2010 until the earlier of (x) June 30, 2010 and (y) the date on which four of our six then-existing investments have been sold; then from such date (ii) $100,000 until the earlier of (x) December 31, 2010 and (y) the date on which five of our six then-existing investments have been sold; then from such date (iii) $75,000 until the effective date of expiration or earlier termination of the agreement by either Care or the manager; provided, however, that notwithstanding the foregoing, the base management fee shall remain at $125,000 per month until the later of (a) ninety (90) days after the filing by us of a Form 15 with the SEC; and (b) the date that Care is no longer subject to the reporting requirements of the Exchange Act. In addition, the termination fee payable to the manager upon the termination or non-renewal of the management agreement was replaced by a buyout payment of $7.5 million, payable in installments of (i) $2.5 million upon approval of the plan of liquidation by our stockholders; (ii) $2.5 million upon the earlier of (a) April 1, 2010 and (b) the effective date of the termination of the amended and restated management agreement by either Care or the manager; and (iii) $2.5 million upon the earlier of (a) June 30, 2011 and (b) the effective date of the termination of the amended and restated management agreement by either Care or the manager. The amended and restated management agreement also provided the manager with an incentive fee of $1.5 million if (i) at any time prior to December 31, 2011, the aggregate cash dividends paid by Care to stockholders since the effective date of the amended and restated management agreement equal or exceed $9.25 per share or (ii) as of December 31, 2011, the sum of (x) the aggregate cash dividends paid to Care’s stockholders since the effective date of the amended and restated management agreement and (y) the aggregate distributable cash equals or exceeds $9.25 per share. In the event that the aggregate distributable cash equals or exceed $9.25 per share but for the impact of payment of a $1.5 million incentive fee, Care shall pay the manager an incentive fee in an amount that allows the aggregate distributable cash to equal $9.25 per share. Under the amended and restated management agreement, the mortgage purchase agreement by and between us and our manager was terminated and all outstanding notices of our intent to sell additional loans to our manager were rescinded. The amended and restated management agreement shall continue in effect, unless earlier terminated in accordance with the terms thereof, until December 31, 2011.

3.	Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the tender offer to stockholders whose shares are properly tendered and not properly withdrawn and accepted for payment pursuant to the tender offer. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed herein. This discussion is limited to holders who hold their shares of our common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This summary is for general information only, and is not tax advice. This summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances, or, except to the extent described below, to holders subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	partnerships and trusts;

•	persons who hold shares of our stock on behalf of another person as nominee;

•	persons who receive shares of our stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding shares of our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	tax-exempt organizations; and

•	foreign investors.

The U.S. federal income tax treatment of holders of shares of our stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding shares of our stock will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences of tendering your shares in light of your particular investment or tax circumstances.

For purposes of this discussion, a “U.S. Holder” is any of the following:

•	a citizen or resident of the United States,

•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

•	a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

A “Non-U.S. Holder” is any individual, corporation, estate, or trust that is not a U.S. Holder. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes (whether or not such entity is organized under foreign law), holds shares of our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of tendering its shares.

Non-Participation in the Tender Offer.  Stockholders who do not participate in the tender offer should not incur any U.S. federal income tax liability as a result of the tender offer. As discussed below, however, our failure to qualify as a REIT for U.S. federal income tax purposes could have significant adverse consequences going forward.

Treatment of the Exchange as a Sale or as a Distribution

An exchange of shares for cash pursuant to the tender offer will be a taxable transaction for U.S. federal income tax purposes. Whether an exchange of shares for cash by a holder pursuant to the tender offer qualifies for sale or exchange treatment will depend largely on the percentage of shares treated as held by the holder (including any stock constructively owned by the holder, as described below) after the tender offer and taking into account the sale to Tiptree and any other related transaction. Under Section 302(b) of the Code, the receipt of cash by a holder pursuant to the tender offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (a) is “not essentially equivalent to a dividend” with respect to the holder, (b) is a “substantially disproportionate” redemption with respect to the holder, or (c) results in a “complete termination” of the holder’s stock interest in the company. An exchange that does not meet one of the foregoing tests will be treated as a distribution with respect to the holder’s shares of our stock.

In determining whether any of the foregoing tests has been met, a holder must take into account not only shares it actually owns, but also shares that such holder constructively owns under the attribution rules of Section 318 of the Code, pursuant to which the holder will be treated as owning shares held by certain members of the holder’s family (except that in the case of a “complete termination” a holder may, under certain circumstances, waive attribution from family members) and entities in which the holder has an interest or that have an interest in such holder, and shares that the holder has the right to acquire by exercise of an option.

The exchange of shares of our stock for cash by a holder pursuant to the tender offer will be treated as not essentially equivalent to a dividend if it results in a “meaningful reduction” of the holder’s stock interest in the company. Whether such exchange of shares for cash will result in a meaningful reduction of a holder’s proportionate interest in the company will depend on the holder’s particular facts and circumstances. The IRS has ruled in published guidance that any reduction in a holder’s proportionate interest in a corporation is a “meaningful reduction” in the holder’s interest, and therefore not essentially equivalent to a dividend, if the holder owns less than 1% of the corporation and did not have management control over the corporation.

The exchange of shares of our stock for cash by a holder pursuant to the tender offer will result in a complete termination of the holder’s stock interest in the company if either (a) all of the shares actually and constructively owned by the holder are exchanged for cash pursuant to the tender offer or (b) all of the shares actually owned by the holder are exchanged for cash pursuant to the tender offer and the holder is eligible to waive, and effectively waives the attribution of shares constructively owned by the holder in accordance with the rules described in section 302(c)(2) of the Code.

The exchange of shares for cash by a holder pursuant to the tender offer will be substantially disproportionate if the percentage of the then outstanding voting shares of the company actually and constructively owned by the holder immediately following the exchange is less than 80% of the percentage of the outstanding voting shares of the company actually and constructively owned by the holder immediately before the exchange, and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of the company.

Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of our shares will depend upon the facts and circumstances as of the time the determination is made, holders are advised to consult their tax advisors to determine such tax treatment.

If the exchange is treated as a distribution with respect to a holder, the amount of the distribution would be measured by the amount of proceeds received by the holder. Such holder’s adjusted tax basis in the purchased shares would, in that case, be transferred to the holder’s remaining holdings in our stock. If, however, the holder has no remaining holdings in our stock, such basis could, under certain circumstances, be transferred to our stock that is held by a related person to such holder.

Taxation of U.S. Holders

If a U.S. Holder’s exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the tender offer will be treated as a distribution. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its shares (but not below zero), and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares at the time of the exchange exceeds one year.

Assuming we continue to qualify as a REIT for our tax year ending December 31, 2010, amounts received by United States Holders in the exchange that are treated as dividends generally will be taken into account as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by a REIT are not eligible for taxation at the preferential income tax rates (i.e., the 15% maximum federal rate through 2010) for qualified dividends received by domestic stockholders that are individuals, trusts, and estates from taxable C corporations.

In general, distributions that we designate as capital gain dividends will be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We do not, however, anticipate designating any portion of the proceeds used in connection with the tender offer as capital gains dividends.

To the extent that we do not qualify as a REIT for our tax year ending December 31, 2010, as a result of the tender offer or otherwise, then with certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividend income with respect to non-corporate U.S. Holders generally will constitute “qualified dividends” that will be subject to tax at the maximum rate of 15%. Moreover, corporate U.S. Holders may be eligible for a dividends received deduction (subject to applicable exceptions and limitations)

Corporate U.S. Holders are urged to consult their tax advisors regarding (a) whether a dividends received deduction will be available to them and (b) the application of section 1059 of the Code to the ownership and disposition of their shares.

If the exchange is treated as a sale of the tendered shares, the selling U.S. Holder will recognize gain or loss equal to the difference between the amount of the proceeds received by such U.S. Holder and such U.S. Holder’s adjusted tax basis in the tendered shares. In general, capital gains recognized by individuals, trusts, and estates will be subject to a maximum U.S. federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35%) if the stock is held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not such gains are classified as long term capital gains. Capital losses recognized by a U.S. Holder upon the exchange where the tendered shares were held for more than one year at the time of the exchange will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). If, however, a U.S. Holder recognizes loss on the receipt of cash in exchange for shares that the holder has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains.

Given the complexity of the rules related to the treatment of an exchange of our shares pursuant to the tender offer, each U.S. Holder should consult its tax advisor as to the U.S. federal income tax consequences relevant to such U.S. Holder.

Taxation of Non-U.S. Holders

If a Non-U.S. Holder’s exchange of shares for cash pursuant to the tender offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the tender offer will be treated as a distribution. The portion of the distribution that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains, and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of shares of our stock.

If the distribution is not made from our current and accumulated earnings and profits, it generally will represent a return of capital that will reduce the Non-U.S. Holder’s adjusted tax basis in its shares (but not below zero), and will not be taxable to a Non-U.S. Holder.

To the extent that the distribution exceeds the sum of a Non-U.S. Holder’s proportionate share of our earnings and profits plus such Non-U.S. Holder’s adjusted tax basis in its shares, such excess will generally be treated as gain from the sale or disposition of the shares. If our shares constitute United States real property interests (“USRPIs”), as described below, such gain will be subject to tax under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the Non-U.S. Holder’s share of our earnings and profits, without regard to the Non-U.S. Holder’s adjusted tax basis in its shares. If the Non-U.S. Holder’s shares of our stock are not USRPIs, as described below, then the capital gain recognized by a Non-U.S. Holder with respect to the distribution will be taxable in the United States only in one of two cases: (i) if the Non-U.S. Holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Shares of our stock will not be treated as USRPIs if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

Even if the foregoing 50% test is not met, our shares nonetheless will not constitute USRPIs if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period. We believe that we currently are a domestically controlled qualified investment entity. No assurance can be given that we will remain a domestically controlled qualified investment entity, particularly in light of the fact that the tender offer and related exchanges could cause us to lose our status as a REIT, as discussed in detail below.

In the event that we are not a domestically controlled qualified investment entity, but our shares are “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, gain recognized by a Non-U.S. Holder in connection with the distribution nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the Non-U.S. Holder receiving such distribution held 5% or less of our shares at all times during a specified testing period. Our shares are publicly traded on an established securities market, and we expect that the shares will continue to be “regularly traded” until the time of any exchange pursuant to the tender offer.

Based on the foregoing, it is not currently anticipated that shares of our stock will constitute USRPIs at the time of the exchanges pursuant to the tender offer, although no assurance can be given that shares of our stock will not become USRPIs.

Assuming that we maintain our qualification as a REIT for our tax year ending December 31, 2010, to the extent that the distribution is attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (such gains, “USRPI capital gains”), the distribution will, except as described below, be treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. We will be required to withhold tax equal to 35% of the amount of the distribution that is attributable to net USRPI capital gains. The distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, provided that (i) shares of our stock are regularly traded on an established securities market located in the United States and (ii) the recipient Non-U.S. Holder does not own more than 5% of our shares at any time during the year ending on the date on which the distribution is received. In such case, the portion of the distribution attributable to USRPI capital gains received by such Non-U.S. Holder would be treated as an ordinary dividend, described above. Our shares are publicly traded on an established securities market, and we expect that the shares will continue to be “regularly traded” until the time of any exchange pursuant to the tender offer.

If the exchange is treated as a sale of the tendered shares, the selling Non-U.S. Holder will recognize gain or loss equal to the difference between the amount of the proceeds received by such Non-U.S. Holder and such U.S. Holder’s adjusted tax basis in the tendered shares.

Like a distribution in excess of earnings and profits and basis described above, the capital gain recognized by a Non-U.S. Holder in the exchange will be taxable in the United States only in one of three cases: (i) if the tendered shares constitute USRPIs with respect to such Non-U.S. Holder; (ii) if the Non-U.S. Holder’s investment in the tendered shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder; or (iii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States.

As described in greater detail above, we do not expect our shares to be USRPIs at the time of the exchanges pursuant to the tender offer, though no assurance can be given that shares of our stock will not become USRPIs.

Because we cannot predict whether any particular holder will be subject to sale or distribution treatment in connection with the tender offer, we and the Depositary will generally treat the cash received by a Non-U.S. Holder who participates in the tender offer as an ordinary dividend distribution by us. Accordingly, the Depositary will withhold U.S. federal income taxes at a rate of 30% of the gross payments payable to a Non-U.S. Holder or its agent unless the Depositary determines that a reduced rate of withholding tax is available under an applicable income tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. To obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8BEN (or successor form) before payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI (or successor form) will generally be required to file a United States federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the tender offer in the manner and to the extent described above as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary will determine a stockholder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or an exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or an exemption from, withholding ( e.g., IRS Form W-8BEN (or successor form) or IRS Form W-8ECI (or successor form)) unless facts and circumstances indicate that reliance is not warranted.

A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amount of tax withheld exceeds the amount of tax payable by such Non-U.S. Holder.

The rules relating to Non-U.S. Holders are complex and dependent on the specific factual circumstances particular to each Non-U.S. Holder. Consequently, each Non-U.S. Holder should consult its tax advisor as to the U.S. federal income tax consequences relevant to such Non-U.S. Holder, including eligibility for a withholding tax reduction or exemption from withholding as well as the procedures for obtaining a refund from the IRS.

Backup Withholding.  Backup withholding may apply to payments made in connection with the tender offer. Backup withholding will not apply, however, to a holder who (a) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a Non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Failure to Qualify as a REIT for United States federal income tax purposes.  The Code requires that all REITs have a minimum of 100 beneficial owners of common stock for at least 335 days out of any tax year. If the tender offer results in us having fewer than 100 beneficial owners, and we are not able to cure this deficiency in a timely manner, we may fail to qualify as a REIT for our tax year ending December 31, 2010, including the portion of such year preceding the closing of the tender offer.

Loss of our status as a REIT would have significant adverse consequences to us and the value of our common stock. If we lose our status as a REIT, we will face serious tax consequences that may substantially reduce the funds available for satisfying our obligations and for distribution to our stockholders for each of the years involved because:

•	We would be subject to federal income tax as a regular corporation and could face substantial tax liability;

•	We would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

•	We also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

•	Corporate subsidiaries could be treated as separate taxable corporations for U.S. federal income tax purposes;

•	Any resulting corporate tax liability could be substantial and could reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock; and

•	Unless we are entitled to relief under statutory provisions, we will not be able to elect REIT status for four taxable years following the year during which we were disqualified.

In addition, if we fail to qualify as a REIT, all distributions to stockholders would continue to be treated as dividends to the extent of our current and accumulated earning and profits, although, as discussed above corporate, stockholders may be eligible for the dividends received deduction and individual stockholders may be eligible for taxation at the rates generally applicable to long-term capital gains through 2010 (currently at a maximum rate of 15%) with respect to dividend distributions. We would no longer be required to pay dividends to maintain REIT status.

Other Tax Consequences to the Company.

Treatment of Distributions in Redemption of Stock.  A corporation generally does not recognize gain or loss on a non-liquidating distribution in redemption of its stock. If the corporation distributes “appreciated property,” however, the corporation is required to recognize gain (but not loss) with respect to the property. Because we will only exchange cash (and not any property) for our shares pursuant to the tender offer, we will not recognize any gain.

Potential Limitation on Utilization of Net Operating Losses.  A section 382 “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership net operating losses that the corporation may use during its post-ownership change periods. An ownership change occurs generally when there is a cumulative change of greater than 50% in a corporation’s stock ownership within a three-year period. The tender offer, as well as any future equity issuances and transactions among stockholders, separately or in the aggregate, may trigger an ownership change of the company.

If an ownership change occurs, the amount of net operating losses (“NOLs”) available to us to offset future taxable income may be limited, and may reduce the amount of cash available to us to satisfy our obligations and for distribution to our stockholders. The section 382 limitation is computed by multiplying the fair market value of our equity immediately prior to the ownership change by the long-term tax-exempt (“LTTE”) rate applicable for the month in which the ownership change occurs. The LTTE rate is equal to 4.03% for ownership changes during May 2010. The annual section 382 limitation on the use of NOLs is reduced to zero if the loss corporation does not maintain “continuity of business enterprise” (i.e. continues its historic business or utilizes its historic assets in an active business) for the two-year period following the ownership change.

Because we do not know how many shares will be tendered in the tender offer, or whether Tiptree will exercise its option to purchase additional shares, we are uncertain at this time whether the tender offer will result in an ownership change or may contribute to an ownership change within the three years following the exchange.

THE TENDER OFFER

4.	Introduction

To the Holders of common stock of Care Investment Trust Inc.:

We invite our stockholders to tender up to all of the outstanding shares of our common stock for purchase by us at a price of $9.00 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the accompanying Letter of Transmittal and other related materials which, as amended or supplemented from time to time, constitute the tender offer.

The tender offer will expire on August 13, 2010, at 12:00 p.m. New York time, unless we extend the tender offer (such time and date with respect to the expiration of the tender offer, as it may be extended, shall be referred to herein as the “Expiration Time”). We may choose to extend the tender offer at any time and for any reason. We cannot assure you, however, that we will extend the tender offer or indicate the length of any extension that we may provide.

All shares acquired in the tender offer will be acquired at the same purchase price. Upon the terms and subject to the conditions of the Offer to Purchase, we will purchase all shares properly tendered and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense promptly after the Expiration Time. See “The Tender Offer — Number of Shares; Purchase Price.”

A special committee, consisting of a subset of the board of directors, has determined the price per share paid in the tender offer to be substantively and procedurally fair to Care’s stockholders, including those stockholders who are not considered “affiliated” with Care as such term is defined under the federal securities laws. The special committee has also determined that the price to be paid in the tender offer is fair from a financial point of view to Care’s stockholders, including Care’s unaffiliated stockholders. CIT Group Inc., the parent of our external manager, CIT Healthcare, controls approximately 37% of our issued and outstanding common stock and has indicated to us that it intends to tender all of the 7,589,040 shares that it owns into the tender offer. In addition, our directors and executive officers have advised us that, depending on financial planning and tax considerations, they may tender all or some of their common stock in the tender offer.

At the time of this tender offer, Care had approximately 93 record holders and approximately 1,372 beneficial holders. Due to its low number of record stockholders, Care is currently eligible to terminate the registration of its common stock under the Exchange Act and cease filing periodic reports with the SEC. Under the stockholder distribution requirements contained in the continued listing standards of the NYSE, Care is required to have a minimum of 400 stockholders. Under the Purchase Agreement, Tiptree has represented to us that it intends to maintain the company’s NYSE listing, and has covenanted to use commercially reasonable efforts to maintain the company’s NYSE listing for a period of one year following completion of the Tiptree Transaction. However, notwithstanding Tiptree’s representation and covenant in the Purchase Agreement, depending upon the success of the tender offer, the company’s stockholder numbers may fall below the numbers required under the continued listing standards of the NYSE or the company may fail to continue to meet any of the other requirements for continued listing. As a result, we cannot ensure that, as a result of the tender offer, the NYSE will not involuntarily delist the company for falling below the minimum stockholder requirements under its continued listing standards. If an involuntary delisting were to occur, Care may choose to list on another exchange or on the OTC Bulletin Board which would likely result in lower trading volume and less liquidity.

THE TENDER OFFER IS CONDITIONED ON THERE HAVING BEEN PROPERLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE TENDER OFFER AT LEAST 10,300,000 SHARES OF OUR COMMON STOCK, AS WELL AS CERTAIN OTHER CONDITIONS. SEE “THE TENDER OFFER — CONDITIONS OF THE TENDER OFFER.”

OUR BOARD OF DIRECTORS, ACTING UPON THE RECOMMENDATION OF THE SPECIAL COMMITTEE, UNANIMOUSLY APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE, NOR ANY MEMBER OF OUR SPECIAL COMMITTEE OR BOARD OF DIRECTORS, OUR EXECUTIVE OFFICERS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE, THE ACCOMPANYING LETTER OF TRANSMITTAL AND OTHER RELATED MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE “SPECIAL FACTORS — REASONS FOR THE TIPTREE TRANSACTION; CERTAIN EFFECTS OF THE TIPTREE TRANSACTION.” YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL, LEGAL OR TAX ADVISORS.

We will pay the purchase price net to the tendering stockholders in cash, without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the accompanying Letter of Transmittal, stock transfer taxes on our purchase of shares in the tender offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs may apply if stockholders tender shares though such nominees and not directly to the Depositary.

Stockholders who hold shares in uncertificated form through our DRS may tender some or all of the shares attributed to such stockholder’s account under the DRS by following the procedures outlined in the accompanying Letter of Transmittal.

We will pay all reasonable fees and expenses incurred in connection with the tender offer by BNY Mellon Shareowner Services, which is the Information Agent and the Depositary for the tender offer. See “The Tender Offer: Fees and Expenses.”

As of the close of business on July 2, 2010, there were 20,235,924 shares of our common stock issued and outstanding on a fully diluted basis. As of that date, (i) 435,000 shares of common stock were reserved for issuance upon the exercise of company warrants, (ii) no shares of company common stock were reserved for issuance upon vesting and settlement of company RSUs and (iii) 30,000 shares of common stock were reserved for issuance upon the settlement of company performance awards. We are offering to purchase up to all outstanding shares of our common stock pursuant to the tender offer, which includes the 20,235,924 shares outstanding as of July 2, 2010 and 30,000 shares issuable to our chairman and certain of our executive officers upon the settlement of company performance share awards immediately prior to the closing of the tender offer. On March 16, 2010, our manager entered into a warrant purchase agreement with Tiptree pursuant to which our manager will sell its warrant to purchase 435,000 shares of our common stock (with an exercise price of $17.00 per share) in exchange for $100,000 effective upon the closing of the Tiptree Transaction. The warrant will not be exercised by Tiptree as part of the Tiptree Transaction. If the tender offer is fully subscribed, we will have no shares outstanding following the purchase of tendered shares other than those shares issued and sold to Tiptree pursuant to the Purchase Agreement. The actual number of shares outstanding will depend on the number of shares tendered in the tender offer and the number of shares issued to Tiptree under the Purchase Agreement. See “Special Factors — Reasons for the Tiptree Transaction.; Certain Effects of the Tiptree Transaction..”

Our shares trade on NYSE under the symbol “CRE.” On March 15, 2010, the last trading day prior to the public announcement of the execution of the Purchase Agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See “The Tender Offer — Price Range of Shares; Dividends; Prior Stock Purchases.”

5.	Number of Shares; Purchase Price.

General.  Upon the terms and subject to the conditions of the tender offer, we will purchase up to 20,265,924 shares of our common stock, which represents all of our issued and outstanding common stock as of July 2, 2010, including up to 30,000 shares issuable to our chairman and certain of our executive officers upon the settlement of company performance share awards immediately prior to the closing of the tender offer, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the section entitled “The Tender Offer — Withdrawal Rights” of this Offer to Purchase before the Expiration Time, at a price of $9.00 per share, net to the tendering stockholder in cash, less any applicable withholding taxes and without interest.

The term “Expiration Time” means 12:00 p.m. on August 13, 2010, unless and until we shall have extended the period of time during which the tender offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See “The Tender Offer — Extension of the Tender Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the tender offer.

The withdrawal rights also expire at the Expiration Time.

If we change:

•	the price to be paid per share or

•	decrease the number of shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day (as defined below) from, and including, the date that notice of any such change is first published, sent or given to stockholders in the manner specified in the section entitled “The Tender Offer — Extension of the Tender Offer; Termination; Amendment” of this Offer to Purchase, the tender offer will be extended until the expiration of such ten (10) business day period. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York time.

The tender offer is conditioned on there having been properly tendered and not withdrawn prior to the expiration of the tender offer at least 10,300,000 shares of our common stock, as well as certain other conditions. See “The Tender Offer — Conditions of the Tender Offer.”

Shares properly tendered and not properly withdrawn in the tender offer will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer. All shares tendered and not purchased under the tender offer will be returned to the tendering stockholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, or, in the case of shares delivered through the DRS, credited to the tendering stockholder’s DRS account, at our expense promptly following the Expiration Time.

We will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

As described in “Special Factors — Material U.S. Federal Income Tax Consequences,” the number of shares that we will purchase from a stockholder pursuant to the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

This Offer to Purchase, the accompanying Letter of Transmittal and other related materials will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

6.	Procedures for Tendering Shares.

Proper Tender of Shares.  For shares to be tendered properly pursuant to the tender offer, the certificates for the shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “Agent’s Message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Time by the Depositary at the address set forth on the back cover of this Offer to Purchase.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely to have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Signature Guarantees.  No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 5 of this Offer to Purchase, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal or

•	shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Method of Delivery.  The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, including delivery through the Book-Entry Transfer Facility, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery.  For purposes of the tender offer, the Depositary will establish an account with respect to the shares at the Book-Entry Transfer Facility within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for that transfer. However, although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, either (a) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at the address set forth on the back cover of this Offer to Purchase before the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “book-entry confirmation.” Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

WE WILL NOT ACCEPT “GUARANTEED DELIVERIES” OF SHARES IN THIS TENDER OFFER.

Other Requirements.  Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will in all cases be made only after timely receipt by the Depositary of:

•	certificates representing such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility, as defined below);

•	a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees or, in the case of a book-entry transfer, an “Agent’s Message” in lieu of a Letter of Transmittal; and

•	any other documents required by the Letter of Transmittal.

Accordingly, tendering stockholders may be paid at different times depending on when certificates representing their shares (or book-entry confirmations for their shares) are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL WE PAY INTEREST ON THE PURCHASE PRICE OF THE SHARES WE PURCHASE IN THE OFFER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE TENDER OFFER OR ANY DELAY IN MAKING THAT PAYMENT.

Direct Registration System.  Stockholders who hold shares in uncertificated form through our DRS and who wish to tender shares attributed to their account under the DRS must so indicate on the Letter of Transmittal and follow the procedures outlined therein. See Instruction 12 of the Letter of Transmittal.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of shares to be accepted, and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be resolved by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form, or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful.

We also reserve the right to waive, subject to Tiptree’s prior consent in accordance with the terms of the Purchase Agreement, any of the conditions of the tender offer prior to the Expiration Time, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, and our interpretation of the terms of the tender offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects and irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of shares. None of the company, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. By tendering shares to the company, you agree to accept all decisions the company makes concerning these matters and waive any right you might otherwise have to challenge those decisions.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act (“Rule 14e-4”) for a person (acting alone or in concert with others), directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the Expiration Time, the person so tendering (a) has a “net long position” (i.e., more shares held in long positions than in short positions) equal to or greater than the number of (1) shares tendered or (2) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered (the “Equivalent Securities”) and, upon acceptance of the tender, will acquire such shares for tender by conversion, exercise or exchange of such Equivalent Securities, and (b) will deliver, or cause to be delivered, such shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of shares pursuant to any of the procedures set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to us that (a) such stockholder has a “net long position” (within the meaning of Rule 14e-4) in the shares or Equivalent Securities at least equal to the shares being tendered, (b) such tender of shares complies with Rule 14e-4, and (c) the tendered shares are not currently subject to any contractual or other restriction. Our acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the tender offer.

Return of Unpurchased Shares.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Time, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Lost or Destroyed Certificates.  Stockholders whose certificate or certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may contact BNY Mellon Shareowner Services, the transfer agent for our shares, for instructions on how to obtain a replacement certificate. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificate or certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are urged to contact BNY Mellon Shareowner Services immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE OF THE LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE IN THE CASE OF A BOOK-ENTRY TRANSFER, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

7.	Withdrawal Rights.

Except as otherwise provided in this Section 6 of this Offer to Purchase, tenders of shares pursuant to the tender offer are irrevocable. Shares tendered pursuant to the tender offer may be withdrawn at any time before the Expiration Time and, unless theretofore accepted for payment by us under the tender offer, may also be withdrawn at any time after the Expiration Time.

For a withdrawal to be effective, a notice of withdrawal must be:

•	in written form, specifying the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered such shares and

•	received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase.

If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, the tendering stockholder must, prior to the release of those certificates, also submit the serial numbers shown on the particular certificates for shares to be withdrawn, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in “The Tender Offer — Procedures for Tendering Shares,” the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be re-tendered before the Expiration Time by again following one of the procedures described in “The Tender Offer — Procedures for Tendering Shares.”

We will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of shares by any stockholder, and such determination will be binding on all stockholders. None of the company, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 7 of this Offer to Purchase. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

8.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the tender offer, promptly following the Expiration Time, we will accept for payment and pay for (and thereby purchase) all shares properly tendered and not properly withdrawn before the Expiration Time.

For purposes of the tender offer, we will be deemed to have accepted for payment (and therefore purchased) shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for such shares with the Depositary promptly after the Expiration Time, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

We will announce the results of the tender offer as promptly as practicable after the Expiration Time. Certificates for all shares tendered and not purchased will be returned to the tendering stockholder or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense promptly after the Expiration Time or termination of the tender offer. See “The Tender Offer — Number of Shares; Purchase Price” and “The Tender Offer — Purchase of Shares and Payment of Purchase Price.”

Under no circumstances will we pay interest on the purchase price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the tender offer. See “The Tender Offer — Conditions of the Tender Offer.”

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

9.	Conditions of the Tender Offer.

Based on our cash on hand as of March 31, 2010, if more than 15,100,000 shares are tendered in the tender offer, we will need to use some or all of the proceeds from the issuance of shares to Tiptree to purchase such additional tendered shares. As a result, one of the conditions to our obligation to accept and pay for the shares in the tender offer is the deposit by Tiptree of the maximum purchase price for the shares to be issued to it into escrow. Tiptree is contractually obligated, pursuant to the Purchase Agreement, to deposit the funds into escrow subject only to certain customary conditions, including conditions that provide Tiptree with comfort that the tender offer will close and permit it to obtain the minimum ownership interest in Care that it seeks. Tiptree has represented to Care under the Purchase Agreement, and demonstrated through financial statements, that it has sufficient cash to deposit the required funds into escrow. See “The Tender Offer — Source and Amount of Funds.”

Care’s obligation to accept for payment and pay for your tendered shares depends upon the satisfaction or waiver of the following conditions set forth in the Purchase Agreement, each of which must be satisfied or, subject to the requirements of the Purchase Agreement, waived by Care prior to the Expiration Time (as such date may be extended as provided in this Offer to Purchase):

•	a minimum of 10,300,000 shares of our company common stock shall have been validly tendered (and not withdrawn) in the tender offer; (Condition 1, and also referred to as the “minimum condition”)

•	Tiptree must have delivered $60,430,932 and a joint written direction to the escrow agent; (Condition 2)

•	our stockholders must have approved, at the special meeting of stockholders to be held on August 13, 2010, (i) the issuance of shares to Tiptree pursuant to the Purchase Agreement, (ii) the abandonment of the plan of liquidation approved by the stockholders at a special meeting on January 28, 2010 in favor of the Tiptree Share Purchase and (iii) an amendment to the company’s charter to permit the Tiptree Share Purchase pursuant to the Purchase Agreement; (Condition 3)

•	there must be no temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction that prevents the consummation of the transaction that remains in effect; (Condition 4)

•	there must be no statute, rule, regulation or order enacted, entered or enforced which prevents or prohibits the consummation of the transaction that remains in effect; (Condition 5)

•	any applicable waiting period under the HSR Act, shall have expired or been terminated and any approvals and consents required to be obtained under the antitrust laws before the transaction can be consummated shall have been obtained; (Condition 6)

•	Tiptree’s representations and warranties contained in the Purchase Agreement must be true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to cause a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise comply, in all material respects, with the terms and conditions of the Purchase Agreement; (Condition 7)

•	each of the covenants and obligations that Tiptree is required to perform or to comply with pursuant to the Purchase Agreement at or prior to the date that the company accepts for payment all of the shares of company common stock validly tendered pursuant to the tender offer shall have been duly performed or complied with in all respects, except to the extent the non-performance thereof would not be material to the transaction; (Condition 8)

•	each of Tiptree and the company must have obtained certain required consents; (Condition 9)

•	the escrow agreement, entered into by and among Care, Tiptree and BNY Shareowner Services, in its capacity as escrow agent, must be in full force and effect; and (Condition 10)

•	since March 16, 2010, there must not have occurred an event or development that has had or would reasonably be expected to have a material adverse effect on the ability of Tiptree to timely consummate the transaction or otherwise, comply, in all material respects, with the terms and conditions of the Purchase Agreement. (Condition 11)

Upon acceptance by Care for payment if the shares validly tendered (and not withdrawn) in the tender offer, Care must issue to Tiptree the shares required to be sold to it under the Purchase Agreement.

The obligation of Tiptree to deposit $60,430,932 with the escrow agent is subject to the satisfaction (or waiver by Tiptree) at or prior to the time such deposit is required of each of the following conditions:

•	our representations and warranties contained in the Purchase Agreement are true and correct, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not reasonably be expected to have any effect that is material and adverse to the assets, business, results of operations or financial condition of the company and its subsidiaries taken as a whole or that prevents or materially delays or materially impairs the ability of the company to consummate the transaction subject to certain exceptions set forth in the Purchase Agreement (a “Company Material Adverse Effect”);

•	we must have performed or complied with each of our covenants and obligations that we are required to perform or comply with pursuant to the Purchase Agreement at or prior to the time that such deposit is required, except to the extent the non-performance thereof would not be material to the transaction or result in a Company Material Adverse Effect;

•	the registration rights agreement, entered into by and between Care and Tiptree, must be in full force and effect;

•	between March 16, 2010 and the time that such deposit is required, there must not have occurred any change, event or development that has had or would reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect;

•	at least three (3) members of our board of directors must have and the resulting vacancies shall have been filled with candidates acceptable to Tiptree resigned effective as of the consummation of the share issuance;

•	Tiptree shall have received a legal opinion stating that the shares, when issued, will be duly authorized, fully paid, validly issued and non-assessable and that the shares, when issued, will not have been issued in violation of any preemptive rights;

•	there must be no restraining order, preliminary to permanent injunction, or other order issued, enacted or entered by any governmental entity of competent jurisdiction that percents the consummation of the transaction in effect of the time such deposit is required;

•	we must provide Tiptree with a certificate of a duly authorized officer of the company certifying to certain of the foregoing conditions having been satisfied;

•	a minimum of 10,300,000 shares of our company common stock shall have been tendered (and not withdrawn) in the tender offer as of 9:00 a.m. on any date on which the tender offer is scheduled to expire; and

•	the conditions denoted as Conditions 3-11 above with respect to the tender offer must have been satisfied or waived by Care, subject to the requirements of the Purchase Agreement.

Once the deposit by Tiptree of $60,430,932 is made into escrow, the only condition to Tiptree’s obligation to purchase the shares to be issued to it is that Care has accepted for payment all shares validly tendered (and not withdrawn) without waiver or modification of the minimum condition.

As of the date of this Offer to Purchase, the required consents and government approvals have either been obtained or are otherwise not applicable.

The conditions to Care’s obligation to accept for payment shares tendered in the tender offer are for the benefit of Care, and may be asserted or waived by Care, regardless of the circumstance (other than any action or omission to act) giving rise to such condition, in accordance with the Purchase Agreement. Care’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and any such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all parties. All conditions must be satisfied or waived prior to the expiration of the tender offer.

10.	Price Range of Shares; Dividends; Prior Stock Purchases

Our shares trade on NYSE under the symbol “CRE.” The following table sets forth, for each of the fiscal quarters indicated, the high and low closing sale prices per share as reported on NYSE:

	Care
	Common Stock
	Market Price
	High	Low

Calendar Year 2008
First Quarter	$12.23	$10.08
Second Quarter	11.50	9.43
Third Quarter	12.00	8.80
Fourth Quarter	11.61	6.85
Calendar Year 2009
First Quarter	$9.30	$4.02
Second Quarter	6.33	4.90
Third Quarter	8.11	5.02
Fourth Quarter	8.55	7.05
Calendar Year 2010
First Quarter	$9.02	$7.65
Second Quarter	$8.96	$8.54

To maintain our qualification as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined before taking into consideration the dividends paid deduction and net capital gains. The following table sets forth, for each of the fiscal quarters indicated, the dividends paid by the company on the common stock. We intend to continue to pay regular quarterly dividends to our stockholders. Before we pay any dividend, whether for federal income tax purposes or otherwise, which would only be paid out of available cash to the extent permitted under our secured credit facility, we must first meet both our operating requirements and any scheduled debt service on our outstanding borrowings.

Care
Common Stock
Dividends Paid

Calendar Year 2008
First Quarter	$0.17
Second Quarter	$0.17
Third Quarter	$0.17
Fourth Quarter	$0.17

2008 Dividend Total	$0.68

Dividends Paid

Calendar Year 2009
First Quarter	—
Second Quarter	$0.17
Third Quarter	$0.34
Fourth Quarter	$0.17

2009 Dividend Total	$0.68

On November 25, 2008, the company purchased 1,000,000 shares of its common stock from Golden Tree Asset Management, L.P. at a price of $8.33 per share.

On March 16, 2010, the company and Tiptree entered into the Purchase Agreement, which included, among other things, an agreement that the company would commence and consummate a cash tender offer for up to all outstanding shares of its common stock at a fixed price of $9.00 per share. As of March 15, 2010, the last trading day prior to the public announcement of the execution of the Purchase Agreement with Tiptree, the closing price of the company’s common stock as reported by NYSE was $8.36 per share. Stockholders are urged to obtain current market quotations for our common stock before deciding whether to tender their shares pursuant to the tender offer.

11.	Source and Amount of Funds.

General.  If the maximum of 20,265,924 shares, or all of the issued and outstanding common stock and performance share awards of the company eligible to be tendered, are purchased in the tender offer at a price of $9.00 per share, the aggregate purchase price for the shares will be approximately $182,393,316. We expect to fund the purchase of shares pursuant to the tender offer and the related fees and expenses from available cash on hand and from the proceeds of the Tiptree Share Purchase. Upon the satisfaction of certain conditions set forth in the Purchase Agreement, Tiptree is required to deposit $60,430,932 into escrow to be used to purchase shares. See “The Tender Offer — Conditions of the Tender Offer.” In the event the Purchase Agreement is terminated, we will terminate this tender offer.

Tiptree has represented to us that it has, and will have immediately prior to the closing of the Tiptree Share Purchase, sufficient cash or other sources of immediately available funds to enable it to deposit the $60,430,932 with the escrow agent.

Tiptree has sufficient unencumbered cash, net of short-term accruals and liabilities, to complete the share issuance, which requires it to deposit $60,430,932 in escrow. On May 31, 2010, Tiptree had $100.8 million of unencumbered cash and $4.9 million of short-term accruals and liabilities on its balance sheet.

The following presents Tiptree’s unaudited Balance Sheet as of May 31, 2010:

TIPTREE FINANCIAL PARTNERS, LP and SUBSIDIARIES

Consolidated Balance Sheet
May 31, 2010
UNAUDITED

Assets
Cash and cash equivalents — unrestricted	$100,827,213
Due from brokers, dealers and trustees	3,799,643
Investments in trading securities, at fair value	93,268,294
Derivative financial instruments, at fair value	6,176,561
Accrued interest receivable	3,361,916
Other Assets	62,342

Total Assets	$207,495,969

Liabilities and Partnership Capital
Liabilities
Derivative financial instruments, at fair value	$720,057
Due to Manager (related party)	3,484,632
Accrued interest payable	305,676
Other liabilities and accrued expenses	431,934

Total Liabilities	4,942,299

Partnership Capital
Limited Partnership Units	136,020,191
Accumulated other comprehensive income	5,548,944
Accumulated income	32,182,607

Total Partnership Capital	173,751,742

Non-controlling Interest	28,801,927
Total Capital	202,553,670

Total Liabilities and Partnership Capital	$207,495,969

Based on Tiptree’s anticipated business activities and expenses through to the closing date of the share purchase, Tiptree will continue to have from May 31, 2010 through the date immediately prior to closing date of the share purchase, access to sufficient cash and funds to enable it to fund its escrow deposit in full.

We do not have any plans to utilize alternative sources of financing to pay for the shares purchased pursuant to the tender offer, as well as related fees and expenses. See “The Tender Offer — Fees and Expenses.”

12.	Certain Information Concerning the Company.

General.  We are an externally managed REIT that was formed to invest in healthcare-related real estate and mortgage debt. We were incorporated in Maryland in March 2007, and we completed our initial public offering of 15,000,000 shares on June 27, 2007 at a price of $15.00 per share resulting in net proceeds, after deducting underwriting discounts, commissions and expenses related to the offering, of approximately $210 million.

As a REIT, we are generally not subject to income taxes. To maintain our REIT status, we are required to distribute annually as dividends at least 90% of our REIT taxable income, as defined by the Code, to our stockholders, among other requirements. In conjunction with the Tiptree Transaction, and if approved by our stockholders, we will remove from our charter the REIT protective provision that prohibits any transfer of capital stock that would cause the company to be beneficially owned by less than 100 stockholders. If approved by stockholders, it is further expected that the REIT protective provision would be reinstated 20 calendar days after the consummation of the Tiptree Transaction in order to protect our REIT status going forward. As a result of an amendment to our charter to remove the REIT protective provision, we could cease to qualify as a REIT. If we cease to qualify as a REIT in any taxable year, we would be subject to federal income tax on our taxable income at regular corporate tax rates and this would have significant adverse consequences on us and the value of our common stock.

We were originally positioned to make mortgage investments in healthcare-related properties, and to invest in healthcare-related real estate through utilizing the origination platform of our external manager, CIT Healthcare. We acquired our initial portfolio of mortgage loan assets from our manager in exchange for cash proceeds from our initial public offering and common stock. In response to dislocations in the overall credit market, and in particular the securitized financing markets, in late 2007, we redirected our focus to place greater emphasis on healthcare-related real estate investments. In 2008, we decided to classify our mortgage loans as held for sale, fully shifting our strategy from investing in mortgage loans to seeking to divest those loans and redeploy those proceeds toward investments in healthcare-related real-estate and transitioning toward becoming an equity REIT.

Our current manager, CIT Healthcare, who we expect to replace if the Tiptree Share Purchase and tender offer are consummated, is a healthcare finance company that offers a full-spectrum of financing solutions and related strategic advisory services to companies across the healthcare industry throughout the United States. Our Manager was formed in 2004 and is a wholly-owned subsidiary of CIT Group Inc., a leading middle market global commercial finance company that provides financial and advisory services.

As of March 31, 2010 we maintained an investment portfolio consisting of $54.4 million in unconsolidated joint ventures that own real estate, $100.8 million invested in wholly owned real estate and $9.8 million in investments in mortgage loans that are held at lower of cost or market. Our current investments in healthcare real estate include medical office buildings and assisted and independent living and alzheimers’ facilities. Our loan portfolio is primarily composed of first mortgages on skilled nursing facilities, assisted living facilities and senior apartments. In February 2010, one borrower repaid one of the company’s mortgage loans and we sold one mortgage loan to a third party in March 2010.

Following the Tiptree Share Purchase and tender offer, one or more of our directors and/or our officers also are expected to serve as officers or directors of Tiptree, TREIT Management and/or one or more of their existing or future affiliates. Such individuals could therefore have obligations to the investors in such entities which may, in particular circumstances, conflict with our interests or those of stockholders.

To assist us in addressing potential conflicts arising out of transactions between us, on the one hand, and Tiptree, TREIT Management and/or their affiliates, on the other, our board is expected to have at least two independent directors who are unaffiliated with Tiptree, TREIT Management and/or their affiliates. Our board may adopt policies and procedures pre-approving certain types of transactions, based on conditions and parameters set forth in such policies and procedures.

We expect to incur approximately $7.6 million in expenses related to the tender offer including expenses of $6.5 million which will be triggered by the closing of the Tiptree Transaction. We expect to expense these costs as incurred.

Ratio of Earnings to Fixed Charges.  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For purposes of computing this ratio, earnings represent pre-tax income (loss) from continuing operations plus fixed charges. Fixed charges represent interest expensed plus amortization and write off of deferred financing costs over the respective periods.

	Year Ended		Three Months Ended
	December 31,		March 31,
	2009	2008(1)	2010(2)	2009

Ratio of earnings to fixed charges	2.30	(4.09)	(3.36)	2.77

(1)	Due to loss of $30.8 million for the year ended December 31, 2008, the ratio coverage was less than 1:1. The loss is primarily the result of a $29.3 million charge to mark mortgage loans to lower of cost or market. The dollar amount of deficiency in earnings for the year ended December 31, 2008 is $23.0 million.

(2)	Due to the loss of $8.4 million for the three months ended March 31, 2010, the ratio coverage was less than 1:1. The loss is primarily the result of a $7.5 million charge to record the buyout fee payment obligation to CIT Healthcare, the Company’s Manager, in accordance with the Second Amended and Restated Management Agreement. The dollar amount of deficiency in earnings for the three months ended March 31, 2010 is $6.3 million.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following presents our unaudited pro forma financial information for the year ended December 31, 2009 and as of and for three months ended March 31, 2010. The pro forma statement of operations for the year ended December 31, 2009 and the three months ended March 31, 2010 give effect to the following series of transactions: (i) our tender offer for all of the outstanding shares of our common stock for $9.00 per share and (ii) the issuance to Tiptree of shares of our common stock at a price of $9.00 per share as if each of the transactions had occurred at January 1, 2009. We cannot be certain as to the number of shares which will be tendered in the transaction and have therefore assumed, for the purposes of preparing these pro forma financial statements, that 16,500,000 shares, or approximately 81.5% of our issued and outstanding common stock as of July 2, 2010, will be tendered. The unaudited pro forma balance sheet as of March 31, 2010 has been prepared as if the outstanding shares were tendered, new shares were issued and a change of control occurred at January 1, 2010. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period. You should read the information set forth below together with the Care Investment Trust Inc. consolidated financial statements as of December 31, 2009 and 2008 and for each of the years ended December 31, 2009 and 2008 and for the period from June 22, 2007 (Commencement of Operations) to December 31, 2007, including the notes thereto, included in the Care Investment Trust Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Care Investment Trust Inc. condensed consolidated financial statements as of March 31, 2010 and for each of the three month periods ended March 31, 2010 and 2009, including the notes thereto, included in the Care Investment Trust Inc. Form 10-Q.

Care Investment Trust Inc.
Unaudited Pro Forma Balance Sheet
as of March 31, 2010

	March 31,	Pro Forma
	2010	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
	(dollars in thousands)

Assets:
Real Estate:
Land	$5,020			$5,020
Buildings and improvements	101,000			101,000
Less: accumulated depreciation	(5,239)			(5,239)

Total real estate, net	$101,781	$—		$100,781
Cash and cash equivalents	136,586	(148,500	)(a)	34,517
		40,005	(b)
		6,426	(c)
Investments in loans held at (lower of cost or market)	9,791			9,791
Investments in partially-owned entities	54,505			54,505
Accrued interest receivable	59			59
Deferred financing costs, net of accumulated amortization of $1,155	680			680
Identified intangible assets — leases in place, net	4,388			4,388
Other assets	4,577			4,577

Total assets	$311,267	$(102,069)		$209,198

	March 31,	Pro Forma
	2010	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
	(dollars in thousands, except per share data)

Liabilities and Stockholders’ Equity:
Mortgage notes payable	$81,659			$81,659
Accounts payable and accrued expenses	2,110			2,110
Accrued expenses payable to related party	5,572	(5,000	)(c)	572
Obligation to issue operating partnership units	3,468			3,468
Other liabilities	525			525

Total liabilities	$93,334	$(5,000)		$88,334
Commitments and Contingencies (Note 16)
Stockholders’ Equity:
Common stock: $0.001 par value, 250,000,000 shares authorized, 21,284,544 shares issued and 20,224,548 shares outstanding	21	4	(b)	25
Treasury stock	(8,824)			(8,824)
Additional paid-in-capital	301,989	(148,500	)(a)	193,490
		40,001	(b)
Accumulated deficit	(72,253)	11,426	(c)	(63,827)

Total Stockholders’ Equity	$217,933	$(97,069)		$120,864

Total Liabilities and Stockholders’ Equity	$311,267	$(102,069)		$209,198

Notes to Unaudited Pro Forma Balance Sheet as of March 31, 2010

(a)	The adjustment reflects the payment for 16.5 million shares tendered at $9.00 per share.

(b)	The adjustment reflects the issuance and sale of 4,445,000 shares to Tiptree at $9.00 per share. Shares issued and outstanding on an actual and pro forma basis are 25,604,647 and 8,103,894, respectively.

(c)	The adjustment reflects the impact on cash and equity of the pro forma entries included in the pro forma statements of operations

Cash	$11,426
Accumulated deficit		$11,426

Care Investment Trust Inc.

Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2009

	Year Ended
	December 31,	Pro Forma
	2009	Adjustments		Pro Forma
	(Audited)	(Unaudited)		(Unaudited)
	(dollars in thousands, except share and per share data)

Revenue
Rental revenue	$12,710			$12,710
Income from investments in loans	7,135			7,135
Other income	164			164

Total revenue	$20,009	$—		$20,009

Expenses
Management fees to related party	2,235	30	(b)	2,265
Marketing, general and administrative (including stock-based compensation expense of $2,270)	11,653	(3,491	)(a)	8,162
Depreciation and amortization	3,375			3,375
Realized (gain) on loans sold	(1,064)
Adjustment to valuation allowance on loans held at (lower of cost or market)	(4,046)			(4,046)

Operating expenses	$12,153	$(3,460)		$9,757
Other (income)/expense
Loss from investments in partially-owned entities	4,397			4,397
Unrealized (income)/loss on derivative instruments	(153)			(153)
Interest income	(73)	(17	)(c)	(90)
Interest expense including amortization of deferred financing costs	6,510			6,510

Net (loss)/income	$(2,825)	$3,478		$653
Net (loss)/income per share of common stock
Net (loss)/income per share of common stock	$(0.14)			$0.08

Weighted average common shares outstanding, basic and diluted	20,061,763	(12,055,000	)(d)	8,006,763

Notes to Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 2009

(a)	The adjustment reflects the elimination of estimated third party costs incurred to pursue strategic alternatives

Cash	$3,491
Marketing, general and administrative expense		$3,491

(b)	The adjustment reflects the increase to the management fee for the change in equity associated with the loans sold

Management fees to related party	$30
Cash		$30

(c)	The adjustment reflects the income from reinvestment into money market funds of eliminated costs to pursue strategic alternatives

Cash	$17
Interest income		$17

(d)	The adjustment reflects the net impact of 16,500,000 fewer shares outstanding for 365 days in 2009 as a result of the tender offer and an additional 4,445,000 shares outstanding for 365 days in 2009 as a result of the Tiptree issuance.

Care Investment Trust Inc.

Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2010

	Three Months Ended	Pro Forma
	March 31, 2010	Adjustments		Pro Forma
	(Unaudited)	(Unaudited)		(Unaudited)
	(dollars in thousands, except share and per share data)

Revenue
Rental revenue	$3,215			$3,215
Income from investments in loans	744			744

Total revenue	$3,959	$—		$3,959

Expenses
Management fee and buyout payment to related party	7,929	(7,500)		429
Marketing, general and administrative (including stock-based compensation expense of $63)	1,816	(435)		1,381
Depreciation and amortization	841			841
Realized (gain) on loans sold and repayment of loans	(4)			(4)
Adjustment to valuation allowance on loans held at (lower of cost or market)	(745)			(745)

Operating expenses	$9,837	$(7,935)		$1,902
Other (income)/expense
Loss from investments in partially-owned entities	583			583
Unrealized (income)/loss on derivative instruments	578			578
Interest income	(47)	(13	)(c)	(60)
Interest expense including amortization of deferred financing costs	1,438			1,438

Net (loss)/income	$(8,430)	$7,948		$(482)
Net (loss)/income per share of common stock
Net (loss)/income per share of common stock	$(0.42)			$(0.06)

Weighted average common shares outstanding, basic and diluted	20,205,996	(12,055,000	)(d)	8,150,996

Notes to Unaudited Pro Forma Statement of Operations for the Three Months Ended March 31, 2010

(a)	The adjustment reflects the income from reinvestment into money market funds of eliminated costs to pursue strategic alternatives

Cash	$2,500
Accrued Expenses payable to related party	$5,000
Management fee and buyout payments to related party		$7,500

(b)	The adjustment reflects the elimination of estimated third party costs incurred to pursue strategic initiatives

Cash	435
Marketing, general and administrative expense		435

(c)	The adjustment reflects the income from reinvestment into money market funds of eliminated costs to pursue strategic initiatives

Cash	13
Interest Income		13

(d)	The adjustment reflects the impact of 16,500,000 fewer shares outstanding for 90 days in 2010 and 4,445,000 shares outstanding for 2010

The book value per share of our common stock will increase from $10.79 as of March 31, 2010 to approximately, $14.83 per share of common stock on a pro forma basis, consisting of the payment of approximately $148.5 million for the purchase of shares tendered, the approximately $11.4 million representing pro-forma impacts to cash and equity associated with the issuance of shares to Tiptree and the tender offer, and the receipt of approximately $40.0 million in payment for the shares issued to Tiptree.

Where You Can Find More Information.  Care files annual, quarterly and current reports, proxy statements, and other information with the SEC. Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. Anything that we file with the SEC may be read and copied at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings should also be available to the public from commercial document retrieval services and at the web site that the SEC maintains at http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Offer to Purchase.

Incorporation by Reference.  The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.

Financial Statements.  Our historical financial statements for the fiscal years ended December 31, 2008, and December 31, 2009, are incorporated herein by reference to Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as such Annual Report on Form 10-K was recently amended and filed with the SEC on July 15, 2010.

The following documents that have been previously filed with the SEC contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Period or Filing Date

Schedule 14A Proxy Statement	Filed on December 28, 2009
Current Report on Form 8-K	Filed on January 15, 2010
Schedule 14A Proxy Statement	Filed on January 15, 2010
Current Report on Form 8-K	Filed on January 29, 2010
Current Report on Form 8-K	Filed on March 1, 2010
Current Report on Form 8-K	Filed on March 16, 2010
2009 Annual Report on Form 10-K	Filed on March 16, 2010
Amended 2009 Annual Report on Form 10-K/A	Filed on April 30, 2010
Quarterly Report on Form 10-Q	Filed on May 10, 2010
Current Report on Form 8-K	Filed on June 25, 2010
Amended 2009 Annual Report on Form 10-K/A	Filed on July 15, 2010

In addition to the documents listed above, we may, at our discretion, incorporate by reference into this Offer to Purchase documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the Expiration Time by filing an amendment to the Issuer Tender Offer Statement on Schedule TO for such purpose.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference into this Offer to Purchase from the SEC’s website at the address described above. You may also obtain copies of the documents incorporated by reference into this Offer to Purchase from us without charge, excluding all exhibits, by requesting them in writing or by telephone at the following address:
Care Investment Trust Inc.
Attn.: Investor Relations
505 Fifth Avenue, 6th Floor
New York, New York 10017
Telephone: (212) 771-0505.

13.	Certain Information Concerning Tiptree

Tiptree.  Formed in 2007, Tiptree is a diversified financial services holding company that primarily focuses on the acquisition of majority control equity interests in financial businesses. Tiptree’s objective is to acquire financial services firms with strong business models and predictable economics that have capital needs or whose shareholders would benefit from a strategic partner and liquidity. Tiptree’s business plan is to be a well-capitalized, stable, majority owner and strategic partner for a diversified, independently managed group of financial services firms for which Tiptree’s access to capital and financial expertise can facilitate creating a stronger business. Tiptree’s primary focus is on five sectors of financial services: insurance, tax exempt finance, real estate, corporate loans and banking and specialty finance. Tiptree’s holdings include a structured corporate loan portfolio and Muni Funding Company of America, LLC, a municipal finance company. In June 2010, Tiptree acquired PFG Holdings, Inc., which develops and administers private placement insurance and annuities for ultra-high net worth and institutional clients. Tiptree is owned by a small group of investors, consisting primarily of major financial institutions. Tiptree is externally managed by Tiptree Capital, and we will be advised at least in part by TREIT Management, an affiliate of Tiptree Capital, following the consummation of the Tiptree Share Purchase and tender offer and after a 60-day transition period. We also intend to internalize certain functions by hiring employees to provide accounting, financial, investment or other services.

The address of the principal executive offices of Tiptree is 780 Third Avenue, 29th Floor, New York, New York 10017. The telephone number of the principal executive offices of Tiptree is (646) 388-5900. Information regarding certain affiliates of Tiptree is set forth below.

Tiptree Capital.  Tiptree is externally managed by Tiptree Capital, a Delaware limited liability company. The address of the principal executive offices of Tiptree Capital is 780 Third Avenue, 29th Floor, New York, New York 10017. The telephone number of the principal executive offices of Tiptree Capital is (646) 388-5900.

Tricadia Holdings, L.P.  Tiptree Capital is a wholly-owned subsidiary of Tricadia Holdings, L.P. (“Tricadia Holdings”), an asset management firm founded in 2003 by Michael Barnes and Arif Inayatullah. Tricadia Holdings is a Delaware limited partnership, based in New York, New York and has approximately $5 billion in assets under management and employs approximately 50 professionals. The address of the principal executive offices of Tricadia Holdings is 780 Third Avenue, 29th Floor, New York, New York 10017. The telephone number of the principal executive offices of Tricadia Holdings is (646) 388-5900. Tricadia Holdings is controlled by Michael Barnes and Arif Inayatullah. The citizenship, business address, present principal occupation or employment and five-year employment history of Messrs. Barnes and Inayatullah are set forth below.

Present Principal
Occupation or Employment;
Material Positions Held
Name	During the Past Five Years	Business Address

Michael Barnes, a citizen of the United States	Mr. Barnes has been a partner of Tricadia Holdings for in excess of the past five years.	780 Third Avenue, 29th Floor, New York, New York 10017
Arif Inayatullah, a citizen of the United States	Mr. Inayatullah has been a partner of Tricadia Holdings for in excess of the past five years.	780 Third Avenue, 29th Floor, New York, New York 10017

During the last five years, none of Tiptree or, to the best knowledge of Tiptree, any of Tiptree’s affiliates described above (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

None of Tiptree or, to the knowledge of Tiptree after reasonable inquiry, any of Tiptree’s affiliates described above, or any associates or majority-owned subsidiaries of Tiptree and its affiliates described above, beneficially owns or has any right to acquire, directly or indirectly, any shares of our common stock nor have any of the foregoing effected any transaction in shares of our common stock during the past 60 days.

Except as set forth in this Offer to Purchase, during the past two years, none of Tiptree or, to the best knowledge of Tiptree, any of Tiptree’s affiliates described above, has had any business relationship or transaction with Care, Care’s affiliates that are not natural persons or any of Care’s executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to this tender offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between Tiptree or, to the best knowledge of Tiptree, any of Tiptree’s affiliates described above, on the one hand, and Care or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Tiptree has not directly or indirectly employed, retained or compensated any person to make solicitations or recommendations in connection with the tender offer.

TREIT Management.  TREIT Management will replace CIT Healthcare as our external manager following the Tiptree Share Purchase and tender offer and after a 60-day transition period. In addition, after this transition period, we also intend to internalize certain functions by hiring employees to provide accounting, financial, investment or other services. TREIT Management is an affiliate of Tiptree Capital, the manager of Tiptree, which will likely be a controlling stockholder of Care following the Tiptree Share Purchase and tender offer. TREIT Management and Tiptree Capital are wholly-owned subsidiaries of Tricadia Holdings.

TREIT Management Potential Conflicts of Interest.  If the Tiptree Share Purchase and tender offer are consummated, Care will terminate its existing management agreement after an approximately 60 day transition period and the new management agreement between Care and its new manager, TREIT Management, will be negotiated between related parties, although it is expected that our independent directors will be required to approve the management agreement. As a result, Care will not have the benefit of arms-length negotiations of the type normally conducted with an unaffiliated third party and the terms, including fees payable, may not be as favorable as if we did engage in negotiations with an unaffiliated third party. We may choose not to enforce, or to enforce less vigorously, our rights under a management agreement with TREIT Management because of our desire to maintain our ongoing relationship with our manager. Additionally, the management services provided by TREIT Management under its management agreement with us would not be exclusive to Care. Tricadia Holdings and/or its affiliates engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment and other business activities that are independent from, and may from time to time conflict with, our business activities and strategies. Certain affiliates of TREIT Management may advise, sponsor, act as manager to or own other investment vehicles and other persons or entities that have investment and/or business objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition, disposition and other business opportunities. Other vehicles currently managed by affiliates of TREIT Management have investment objectives which may overlap, in part, with our business plan, and future vehicles and/or businesses owned or managed by affiliates of TREIT Management may present similar overlap. We could therefore face a number of conflicts of interest with TREIT Management, Tiptree and/or their other affiliates with respect to the allocation of business opportunities. We could make co-purchases or co-sales alongside funds managed by Tiptree Capital or its affiliates or otherwise participate in asset acquisitions or dispositions in which such funds have an interest, which could also result in conflicts of interest.

14.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

Stockholders who choose not to tender their shares may realize an increase or a decrease in their relative equity interest in the company following the consummation of the tender offer, depending on the number of shares tendered in the tender offer and the number of shares purchased by Tiptree pursuant to the Purchase Agreement.

Additionally, stockholders who choose not to tender their shares may experience significantly reduced trading volume and liquidity in Care common stock. Following completion of the tender offer, the company may have substantially reduced “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets) and will likely have less stockholders. Additionally, as a result of the Tiptree Transaction, Tiptree will likely acquire a controlling interest in the company. At the time of this tender offer, Care had approximately 93 record holders and approximately 1,372 beneficial holders. Under the stockholder distribution requirements contained in the continued listing standards of the NYSE, Care is required to have a minimum of 400 stockholders. Under the Purchase Agreement, Tiptree has represented to us that it intends to maintain the company’s NYSE listing, and has covenanted to use commercially reasonable efforts to maintain the company’s NYSE listing for a period of one year following completion of the Tiptree Transaction. However, notwithstanding Tiptree’s representation and covenant in the Purchase Agreement, depending upon the success of the tender offer, the company’s stockholder numbers may fall below the numbers required under the continued listing standards of the NYSE or the company may fail to continue to meet any of the other requirements for continued listing. As a result, we cannot ensure that, as a result of the tender offer, the NYSE will not involuntarily delist the company for falling below the minimum stockholder requirements under its continued listing standards. If an involuntary delisting were to occur, Care may choose to list on another exchange or on the OTC Bulletin Board which would likely result in lower trading volume and less liquidity. These factors may reduce the volume of trading in our shares and make it more difficult to buy or sell significant amounts of our shares without materially affecting the market price.

The shares are registered pursuant to Section 12(g) of the Exchange Act, which requires us, among other things, to furnish certain information to our stockholders and the SEC, comply with the SEC’s proxy rules in connection with meetings of our stockholders, and to file periodic reports with the SEC pursuant to Section 13 of the Exchange Act. As of the date of the commencement of this tender offer, the company had less than 300 holders of record, which means Care is currently eligible to terminate the registration of its common stock under the Exchange Act and cease filing periodic reports with the SEC. The tender offer is expected to reduce the number of stockholders further. Notwithstanding the reduction in stockholders, Care has no intention to deregister the shares and suspend the requirement to file periodic reports.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the repurchase of shares pursuant to the tender offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

15.	Certain Legal Matters; Regulatory Approvals.

Legal Proceedings Related to the Tender Offer.  On November 25, 2009, we filed a lawsuit in the U.S. District Court for the Northern District of Texas against Mr. Jean-Claude Saada and 13 of his companies (the “Saada Parties” or also referred to herein collectively with Cambridge Holdings, “Cambridge Holdings”), seeking declaratory judgments that (i) we have the right to engage in a business combination transaction involving our company or a sale of our wholly owned subsidiary that serves as the general partner of the partnership that holds the direct investment in the portfolio without the approval of the Saada Parties, (ii) the contractual right of the Saada Parties to put their interests in the Cambridge medical office building portfolio has expired and (iii) the operating partnership units held by the Saada Parties do not entitle them to receive any special cash distributions made to our stockholders. We also brought affirmative claims for tortious interference by the Saada Parties with a prospective contract and for their breach of the implied covenant of good faith and fair dealing.

On January 27, 2010, the Saada Parties answered our complaint, and simultaneously filed counterclaims and a third-party complaint (the “Counterclaims”) that named our subsidiaries ERC Sub LLC and ERC Sub, L.P., external manager CIT Healthcare LLC, and board chairman Flint D. Besecker, as additional third-party defendants. The Counterclaims seek four declaratory judgments construing certain contracts among the parties that are largely the mirror image of our declaratory judgment claims. In addition, the Counterclaims also seek monetary damages for purported breaches of fiduciary duty and the duty of good faith and fair dealing, as well as fraudulent inducement, against us and the third-party defendants jointly and severally. The Counterclaims further request indemnification by ERC Sub, L.P., pursuant to a contract between the parties, and the imposition of a “constructive trust” on our current assets to be disposed as part of any future liquidation of Care, including all proceeds from those assets. Although the Counterclaims do not itemize their asserted damages, they assign these damages a value of $100 million “or more.” In addition, the Saada Parties filed a motion to dismiss our tortious interference and breach of the implied covenant of good faith and fair dealing claims on January 27, 2010. In response to the Counterclaims, we filed on March 5, 2010, an omnibus motion to dismiss all of the Counterclaims.

On March 22, 2010, we received a letter from Cambridge Holdings, which asserted that the transactions with Tiptree were in violation of our agreements with the Saada Parties.

The Saada Parties filed their opposition to our omnibus motion to dismiss on March 26, 2010, and we filed our response on April 9, 2010.

On April 14, 2010, the Saada Parties’ motion to dismiss was denied and our motion to dismiss was also denied.

On April 27, 2010, we filed an answer to the Saada Parties’ third-party complaint.

On May 28, 2010, Cambridge Holdings filed a motion for leave to Amend its previously-asserted counterclaims and third-party complaint to include a new claim for breach of contract against Care. This proposed new claim asserts that Cambridge Holdings and Care agreed, in October 2009, upon a sale of ERC Sub, L.P.’s 85% limited partnership interest in the Cambridge properties back to Cambridge Holdings for $20 million in cash plus certain other arrangements involving the cancellation of partnership units and existing escrow accounts. The proposed new claim further asserts that Care reneged on this purported agreement after having previously agreed to all of its material terms, thus “breaching” the agreement. Further, the proposed new claim seeks specific performance of the purported contract. Care denies that any agreement of the sort alleged by Cambridge Holdings was ever reached, and Care also believes that the proposed new claim suffers from several deficiencies. Care filed its opposition on June 18, 2010, and Cambridge Holdings replied on July 1, 2010. In the meantime, on June 21, 2010, ERC Sub sought leave to amend its counterclaims to assert a breach of contract action against Cambridge Holdings. Cambridge Holdings did not oppose ERC Sub’s motion.

We continue to believe that the arguments advanced by Cambridge Holdings lack merit.

Regulatory Approvals.  We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for shares are subject to the satisfaction of certain conditions. See “The Tender Offer — Conditions of the Tender Offer.”

16.	Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, subject to applicable law and subject to the terms and conditions of the Purchase Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in “The Tender Offer — Conditions of the Tender Offer” have occurred or are deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, subject to the terms of the Purchase Agreement, to terminate the tender offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in “The Tender Offer — Conditions of the Tender Offer” by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer. Subject to compliance with applicable law and subject to the terms of the Purchase Agreement, we further reserve the right, regardless of whether any of the events set forth in “The Tender Offer — Conditions of the Tender Offer” have occurred or are deemed by us to have occurred, to amend the tender offer in any respect. Amendments to the tender offer may be made at any time and from time to time effected by public announcement of the amendment. In the case of an extension, the notice of the amendment will be issued no later than 9:00 a.m., New York time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through the Dow Jones News Service or another comparable service.

If we materially change the terms of the tender offer or the information concerning the tender offer, or if we waive a material condition of the tender offer, in each case subject to the terms of the Purchase Agreement, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the tender offer remain open for fewer than five (5) business days following such a material change in the terms of, or information concerning, the tender offer. If

(1) we change the price to be paid for shares, or decrease the number of shares being sought in the tender offer and

(2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such change is first published, sent or given to stockholders in the manner specified in this Section 14 of this Offer to Purchase, then, in each case, the tender offer will be extended until the expiration of such period of ten (10) business days.

17.  Fees and Expenses.

We have retained BNY Mellon Shareowner Services to act as both Information Agent and Depositary in connection with the tender offer. The Information Agent may contact holders of shares by mail, telephone, facsimile and in person and may request brokers, dealers, commercial banks, trust companies and other nominee record holders to forward materials relating to the tender offer to beneficial owners. BNY Mellon Shareowner Services, as Information Agent and Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the tender offer. Stockholders holding shares through banks, brokers or other nominee record holders are urged to consult the banks, brokers or other nominee record holders to determine whether transaction costs may apply if stockholders tender shares through such banks, brokers or other nominee record holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this Offer to Purchase and in Instruction 6 of the Letter of Transmittal.

The following is an estimate of expenses incurred or to be incurred in connection with the Tiptree Transaction.

Estimated Tiptree Share Purchase and Tender Offer Expenses

Termination of CIT Healthcare LLC Management Agreement	$2,500,000
Financial Advisory Fees	$4,000,000
Legal Fees	$823,000
Information Agent Fees	$7,000
Depositary Fees	$25,000
Filing Fees	$13,005
Printing and Mailing	$155,000
Accounting Fees	$40,000
Total	$7,563,005

18.	Miscellaneous.

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any such jurisdiction where the making of the tender offer or the acceptance of shares pursuant to the tender offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes certain additional information relating to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “The Tender Offer — Certain Information Concerning the Company” with respect to information concerning us.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer. We have not authorized any person to provide you with any information or to make any representation on our behalf in connection with the tender offer other than those contained in this Offer to Purchase, the accompanying Letter of Transmittal or in other documents that constitute a part of the tender offer. If given or made, you should not rely on that information, recommendation or representation as having been authorized by us, any member of our board of directors, the Depositary or the Information Agent.

Care Investment Trust Inc.

July 15, 2010

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the company or his or her bank, broker, dealer, trust company or other nominee to the Depositary as follows:

The Depositary for the Tender Offer is:

BNY Mellon Shareowner Services

By Registered, Certified or
Express Mail, Overnight Courier or by Hand:	By First Class Mail:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Dept., 27th Floor	Attn: Corporate Actions Dept., 27th Floor
480 Washington Boulevard	P.O. Box 3301
Jersey City, NJ 07310	South Hackensack, NJ 07606

Facsimile Transmission: (201) 680-4626

The Depositary for the Offer is:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Confirm Receipt of Facsimile by Telephone: (201) 680-4860

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent at the telephone numbers and address set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal Delivery or related documents should be directed to the Information Agent. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

BNY Mellon Shareowner Services
480 Washington Boulevard, 27th Floor
Jersey City, NJ 07310

Banks and Brokers Call Collect: (201) 680-6579
All Others Call Toll-Free: (800) 777-3674